Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

COLLABORATIVE RESEARCH & LICENSE AGREEMENT

Dated August 13, 2007

Between

ICAGEN, INC.

and

PFIZER INC

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

This COLLABORATIVE RESEARCH & LICENSE AGREEMENT is entered into as of August 13, 2007 (the “Effective Date”) by and between PFIZER INC, a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 (“Pfizer”), and ICAGEN, INC. (“Icagen”), a Delaware corporation, having an office at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703.

WHEREAS, Icagen has expertise in the discovery, research, and development of ion channels and ion channel modulators that may be useful as therapeutics; and

WHEREAS, Icagen is a biotechnology company that has research programs directed to the identification of modulators of the Research Targets (as defined below); and

WHEREAS, Pfizer is a major pharmaceutical company that has the capability to undertake research for the discovery and evaluation of agents for treatment of disease and also the capability for clinical analysis, manufacturing and marketing of such agents; and

WHEREAS, the parties plan to collaborate to identify one or more drug candidates suitable for development and commercialization as pharmaceutical products; and

WHEREAS, Pfizer desires to obtain and Icagen is willing to grant an exclusive license under Icagen's right, title and interest in the Patent Rights and Technology so that Pfizer can manufacture, use, sell, offer for sale and import the Products.

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS.

Wherever used in this Agreement, the terms defined in this Section 1 shall have the following specified meanings:

1.1 “[**] Royalty-Bearing Product” means any Compound or Product that is not developed for a Research Target Indication and contains (a) a Pfizer Compound Developed In The Research Program or (b) a Joint Compound.

1.2 “Affiliate” means, with respect to Pfizer or Icagen (as applicable), any corporation or other legal entity owning, directly or indirectly, [**] percent ([**]%) or more of the voting capital shares or similar voting securities of Pfizer or Icagen; or any corporation or other legal entity [**] percent ([**]%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Pfizer or Icagen; or any corporation or other legal entity [**] percent ([**]%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, [**] percent ([**]%) or more of the voting capital shares or similar voting securities of Pfizer or Icagen; or any corporation or other legal entity the board of which is controlled by Pfizer or Icagen.

1.3 “Area” means research, development or commercialization with respect to modulators of the Research Targets.

1.4 “Candidate Compound” or “CAN” means a Compound that is formally endorsed by the appropriate Pfizer governance body as having met the requirements for advancement into clinical development and designated as a Candidate Compound in accordance with Section 2.8.

1.5 “Combination Product” means any human pharmaceutical product in which one or more active pharmaceutical ingredients that are not Compounds are either (i) physically, chemically or otherwise combined or mixed with the Compound to produce a single entity for commercial distribution or (ii) packaged together with the Compound in a single package or unit for commercial distribution.

1.6 “Commercially Reasonable Efforts” means, with respect to a Research Program obligation, Compound or Product, those efforts and resources that the party required to make such efforts generally uses (as applicable in the context used in this Agreement) in researching, developing, seeking regulatory approvals, manufacturing, promoting, detailing and marketing its other pharmaceutical products that are comparable to the applicable Compound(s) or Product(s), or in carrying out its other research programs relating to such comparable products, taking into account product labeling or anticipated labeling, market potential, past performance (if any), economic return potential, medical and clinical considerations, the present and future regulatory environment, and competitive market conditions in the therapeutic area, all as measured by the facts and circumstances at the time such efforts are due, but without taking into account any payment obligations to the other party under this Agreement and, with respect to Pfizer’s efforts and resources, without taking into account considerations relating to Excluded Pfizer Compounds.

1.7 “Commitment Year” means a twelve-month period commencing on the Effective Date or any anniversary of the Effective Date during the Research Term.

1.8 “Compound” means a Pfizer Compound, Icagen Compound or Joint Compound.

1.9 “Controlled” means the legal authority or right of a party hereto, whether direct or through Affiliates controlled by such party, to grant a license or sublicense of intellectual property rights to the other party hereto, or to provide compounds or biological material to or otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a third party, infringing the intellectual property rights of a third party, or misappropriating the proprietary or trade secret information of a third party.

1.10 “Cover”, “Covering” or “Covered” means, with respect to a Compound, a Product or Technology, that, in the absence of a license granted under a Valid Claim, the making, use, offering for sale, sale, or importation of the Compound or Product or the practice of the Technology would infringe such Valid Claim or, in the case of Valid Claims that have not yet issued, would infringe such Valid Claim after issuance.

1.11 “Developed In The Research Program” means generated, identified or created in the Research Program. With respect to Research Compounds, any Compound designated as such during the [**] months following the Research Term shall be considered to have been Developed In The Research Program. For clarity, Patent Rights and Technology will not be deemed to have been Developed In The Research Program to the extent that such Patent Rights and Technology are claimed or disclosed in the patents, patent applications, patent disclosures or notebooks of the relevant party as of the Effective Date.

1.12 “Excluded Pfizer Compounds” means compounds excluded pursuant to Sections 2.3(b)(ii), 2.3(b)(iii), 2.3(b)(iv), 2.3(b)(v), or 2.3(b)(vi).

1.13 “Excluded Research Target 3 Compounds” means the compounds Controlled by Pfizer that are within the existing Pfizer Research Target 3 research program and identified in the Research Plan as Excluded Research Target 3 Compounds.

1.14 “FTE” means the time and work output equal to one full time employee who is proficient in the performance of the duties assigned to such employee pursuant to the Research Plan.

1.15 “Full Royalty-Bearing Product” means any Compound or Product that contains (a) a Candidate Compound that is developed for a Research Target Indication or a non-Research Target Indication, or (b) a Pfizer Compound Developed in the Research Program that is developed for a Research Target Indication, or (c) a Joint Compound that is developed for a Research Target Indication.

1.16 “Generic Product” means, with respect to a Product in any country, a product that is a “pharmaceutical equivalent” (as that term is used in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA Center for Drug Evaluation and Research or any successor publication). Notwithstanding the foregoing, Generic Products shall not include products that Pfizer or any of Pfizer’s Affiliates or sublicensees have authorized or otherwise permitted to become available.

1.17 “Icagen Compound” means any synthetic or natural chemical compound or biological material that is introduced into the Research Program and is:

(a)	Covered by Icagen Patent Rights or otherwise Controlled by Icagen; or

(b)	any salt, ester, amide, complex, chelate, hydrate, stereoisomer, crystalline or amorphous form, prodrug, metabolite or metabolic precursor of any of the compounds or materials described in the preamble above.

For the avoidance of doubt, virtual screening of Icagen’s compound file does not constitute the introduction of such compounds into the Research Program and the results of such screening and associated intellectual property shall belong to Icagen regardless of whether the algorithm used to screen the Icagen compound file is provided by Icagen or Pfizer; provided that, if the compounds identified in the virtual screen are screened in an assay in the Research Program such compounds shall be considered Icagen Compounds introduced into the Research Program.

1.18 “Icagen Confidential Information” means all information Controlled by Icagen and regarding Icagen’s technology, products, business or objectives or regarding the Compounds or Products that is disclosed by Icagen to Pfizer pursuant to this Agreement to the extent that such information is not (i) as of the date of disclosure to Pfizer, known to Pfizer other than by virtue of a prior confidential disclosure to Pfizer by Icagen; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Pfizer; or (iii) obtained from a third party free from any obligation of confidentiality to Icagen; or (iv) independently developed by Pfizer without using Icagen Confidential Information.

1.19 “Icagen Patent Rights” means all Patent Rights, other than Joint Patent Rights, Controlled by Icagen and Covering Icagen Technology including Icagen Compounds and, without limitation, the Patent Rights listed in the Research Plan.

1.20 “Icagen Technology” means Technology Controlled by Icagen that:

(a)	was developed by employees of or consultants to Icagen alone in the course of the Research Program, or

(b)	(x) in the case of Compounds, is introduced into the Research Program and (y) in the case of Technology other than Compounds, relates to a Research Compound, Candidate Compound or Product, and, in either case, is or was:

(i)	developed by employees of or consultants to Icagen alone or jointly with third parties, either prior to the Effective Date, at any time during the Research Term; or

(ii)	acquired by purchase, license, assignment or other means from third parties by Icagen, either prior to the Effective Date, at any time during the Research Term.

1.21 “Joint Compound” means any (a) synthetic or natural chemical compound or biological material other than an Icagen Compound or a Pfizer Compound that is Covered by Joint Patent Rights or (b) salt, ester, amide, complex, chelate, hydrate, stereoisomer, crystalline or amorphous form, prodrug, metabolite or metabolic precursor of any compound or material described in the foregoing clause (a).

1.22 “Joint Patent Rights” means all Patent Rights jointly Controlled by the parties and Covering Joint Technology including Joint Compounds.

1.23 “Joint Technology” means Technology other than Icagen Technology or Pfizer Technology that is:

(a)	developed by employees of or consultants to Pfizer and Icagen jointly with each other in the performance of the Research Program; or

(b)	acquired by purchase, license, assignment or other means from third parties by Icagen and Pfizer jointly with each other as part of the conduct of the Research Program.

1.24 “NDA” means a New Drug Application or other application for authority to market a Product filed with the U.S. FDA.

1.25 “Net Sales” means:

(a)	with respect to a Product that is not a Combination Product, the gross amount invoiced by Pfizer, its Affiliates and its sublicensees on sales of such Product to third parties, less (i) bad debts related to such Product and (ii) sales returns and allowances actually paid, granted or accrued with respect to invoiced amounts, including trade, quantity and cash discounts and any other adjustments, including, those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, adjustments arising from consumer discount programs or other similar programs, customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales, and including allowances, discounts, adjustments, rebates, reimbursements and similar payments in respect of sales to the United States government, any state government or any foreign government, or to any other governmental authority, or with respect to any government-subsidized program or managed care organization, and (iii) freight and shipping insurance (to the extent that Pfizer bears the cost of freight and shipping insurance for a Product); and

(b)

with respect to a Combination Product, (x) if Pfizer and/or its Affiliates and/or any third party separately sells in such country during such year when it sells such Combination Product both (1) the Product(s) contained in such Combination Product as single chemical entity(-ies), and (2) the other products contained in such Combination Product containing active ingredient(s) as single entity(-ies), the Net Sales attributable to such Combination Product during such year shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is Pfizer’s (or its Affiliates’ or third parties’, as applicable) average Net Sales price per daily dose during such year for the Product(s) in such Combination Product in such country and B is the sum of the average of Pfizer’s (or its Affiliates’ or third parties’, as applicable) Net Sales price per daily dose during such year in such country, for the other product(s) containing active ingredient(s) in such Combination Product; (y) if Pfizer and/or its Affiliates and/or any third party separately sells, in such country during such year when it sells such Combination Product, the Product(s) contained in such Combination Product as single chemical entity(-ies) but do not separately sell, in such country, other product(s) containing active ingredient(s) that are also contained in such Combination Product, the Net Sales attributable to such Combination Product during such year shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: A is Pfizer’s (or its

Affiliates’ or third parties’, as applicable) average Net Sales price per daily dose during such year for the Product(s) in such Combination Product in such country, and C is Pfizer’s (or its Affiliates’ or third parties’, as applicable) average Net Sales price per daily dose during such year for the Combination Product in such country; and (z) if Pfizer and/or its Affiliates and/or third parties does not separately sell, in such country during such year when it sells such Combination Product, the Product(s) contained in such Combination Product as single chemical entity(-ies), the Net Sales attributable to such Combination Product shall be D/(D+E) where: D is the fair market value of the portion of the Combination Product that contains the Product(s) and E is the fair market value of the portion of the Combination Product that contains the other active ingredient(s) included in such Combination Product, as such fair market values are determined by mutual agreement of the parties. If the parties are unable to agree upon such fair market values, the parties shall jointly appoint a third party expert to determine such matter or, in the absence of agreement regarding the appointment of a third party expert, submit such matter to binding arbitration for resolution by a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association.

Net Sales shall be determined from books and records maintained in accordance with generally accepted accounting principles in the United States (“US GAAP”), as consistently applied by Pfizer with respect to sales of all its pharmaceutical products.

1.26 “[**]” means [**].

1.27 “Patent Rights” means patents, and patent applications that have been pending less than [**] years, whether domestic or foreign, including all continuations, continuations-in-part, divisionals, and renewals, and letters of patent granted thereon, and all reissues, re-examination and extensions thereof.

1.28 “Pfizer Compound” means any synthetic or natural chemical compound or biological material that is introduced into the Research Program and is:

(a)	Covered by Pfizer Patent Rights or otherwise Controlled by Pfizer; or

(b)	any salt, ester, amide, complex, chelate, hydrate, stereoisomer, crystalline or amorphous form, prodrug, metabolite or metabolic precursor of any of the compounds or materials described in the preamble above.

For the avoidance of doubt, virtual screening of Pfizer’s compound file does not constitute the introduction of such compounds into the Research Program and the results of such screening and associated intellectual property shall belong to Pfizer regardless of whether the algorithm used to screen the Pfizer compound file is provided by Pfizer or Icagen; provided that, if the compounds identified in the virtual screen are screened in an assay in the Research Program such compounds shall be considered Pfizer Compounds introduced into the Research Program.

1.29 “Pfizer Confidential Information” means all information Controlled by Pfizer and regarding Pfizer’s technology, products, business or objectives or regarding the Compounds or Products that is disclosed by Pfizer to Icagen pursuant to this Agreement to the extent that such information is not (i) known, as of the date of disclosure to Icagen, to Icagen other than by virtue of a prior confidential disclosure to Icagen by Pfizer; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Icagen; or (iii) obtained from a third party free from any obligation of confidentiality to Pfizer; or (iv) independently developed by Icagen without using Pfizer Confidential Information.

1.30 “Pfizer Patent Rights” means all Patent Rights, other than Joint Patent Rights, Controlled by Pfizer and Covering Pfizer Technology including Pfizer Compounds.

1.31 “Pfizer Technology” means Technology Controlled by Pfizer that:

(a)	was developed by employees of or consultants to Pfizer alone in the course of the Research Program, or

(b)	(x) in the case of Compounds, is introduced into the Research Program and (y) in the case of Technology other than Compounds, relates to a Research Compound, Candidate Compound or Product, and, in either case, is or was:

(i)	developed by employees of or consultants to Pfizer alone or jointly with third parties, either prior to the Effective Date, at any time during the Research Term; or

(ii)	acquired by purchase, license, assignment or other means from third parties by Pfizer, either prior to the Effective Date, at any time during the Research Term.

1.32 “Phase I Trial” means a clinical trial that generally provides for the first introduction into humans of a Product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the Product, and is generally consistent with U.S. 21 C.F.R. §312.21(a) or any foreign counterpart thereof.

1.33 “Phase II Trial” means a clinical trial generally consistent with U.S. 21 C.F.R. §312.21(b) or any foreign counterpart thereof.

1.34 “Phase III Trial” means a clinical trial generally consistent with U.S. 21 C.F.R. §312.21(c) or any foreign counterpart thereof.

1.35 “Product” means any pharmaceutical product (including a Combination Product), in all dosage forms and formulations, that contains a Compound, and is Covered by a Valid Claim.

1.36 “Research Compound” means a Compound that has been selected by the Joint Research Committee as evidenced by meeting minutes, based on having met the criteria therefor set forth in the Research Plan, for further investigation.

1.37 “Research Plan” means the written plan describing the research in the Area to be carried out during each Commitment Year by Pfizer and Icagen pursuant to this Agreement.

1.38 “Research Program” means the collaborative research program in the Area to be conducted by Pfizer and Icagen during the Research Term pursuant to the Research Plan and this Agreement.

1.39 “Research Target(s)” means any (or all) as the context requires of the ion channel targets identified in the Research Plan as “Research Target 1”, “Research Target 2” and “Research Target 3”.

1.40 “Research Target Indication(s)” means an indication for which the modulation of a Research Target by the relevant Compound is or would reasonably be expected to be material to the expected therapeutic effect of such Compound.

1.41 “Research Term” means the period beginning on the Effective Date and ending on the date on which the Research Program terminates, including any extensions thereto that are mutually agreed by the parties pursuant to Section 2.1.

1.42 “Technology” means and includes all materials, compounds, technology, technical information, intellectual property, know-how, expertise and trade secrets.

1.43 “Term” means the period commencing on the Effective Date and ending as set forth in Section 10.1.

1.44 “Valid Claim” means a claim within Icagen Patent Rights, Pfizer Patent Rights or Joint Patent Rights so long as such claim shall not have been (a) abandoned by either Pfizer (in the case of Pfizer Patent Rights) or Icagen (in the case of Icagen Patent Rights) or both (in the case of Joint Patent Rights) or (b) held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

2. COLLABORATIVE RESEARCH PROGRAM.

2.1 Purpose. Throughout the Research Term, Icagen and Pfizer shall conduct the Research Program to discover and develop Products. The Research Term shall begin on the Effective Date and, unless terminated earlier in accordance with Section 10.3, continue for two years. The Research Term may be extended upon mutual agreement of the parties. Pfizer shall notify Icagen at least [**] days prior to the end of the then-current Research Term whether Pfizer desires to extend the Research Term and, if Pfizer so notifies Icagen that Pfizer does desire to extend the Research Term, the parties shall discuss whether and on what terms they would be willing to agree to such extension, including without limitation the Research Targets with respect to which the parties will continue to conduct research during such extension.

2.2 Research Plan. The Research Plan for the first Commitment Year has been approved by Pfizer and Icagen as of the date of this Agreement. For each Commitment Year after the first year, the Research Plan shall be prepared by the Joint Research Committee for submission to and approval by Pfizer and Icagen no later than sixty (60) days before the end of the prior Commitment Year.

2.3 Exclusivity.

(a)	Icagen Exclusivity. During the Research Term and for six (6) months thereafter, Icagen agrees that neither it nor any of its Affiliates that it controls shall conduct research itself or sponsor any other research, or engage in any research sponsored by any third party, in the Area, without Pfizer’s consent; provided that, if at any time during the Research Term or during the six (6) months immediately following the Research Term Pfizer ceases to conduct research and development on Compounds that modulate any Research Target, Pfizer shall notify Icagen of such cessation and thereafter the foregoing prohibition shall not apply to such Research Target.

(b)	Pfizer Exclusivity. During the Research Term and for six (6) months thereafter, Pfizer agrees that neither it nor any of its Affiliates shall conduct research itself or sponsor any other research, or engage in any research sponsored by any third party, in the Area, without Icagen’s consent; provided that, subject to Section 3.3, the exclusivity provisions herein shall not apply to:

(i)	research activities of Pfizer or any of its Affiliates (including sponsored research) in the event that an Affiliate of Icagen, that is not controlled by Icagen, conducts research itself or sponsors any other research, or engages in any research sponsored by any third party, in the Area; or

(ii)	the Excluded Research Target 3 Compounds and the research activities of Pfizer or any of its Affiliates (including sponsored research) with respect thereto; or

(iii)	compounds that Pfizer or any of its Affiliates licenses or acquires from a third party that are in a Phase II Trial or further advanced in development; or

(iv)	compounds acquired by Pfizer or any of its Affiliates from a third party through an acquisition by Pfizer or any of its Affiliates of all or substantially all of the assets of such third party, an acquisition of more than fifty percent (50%) of the shares or other equity interests of such third party or a merger or consolidation of such third party or an affiliate of such third party with or into Pfizer or any of its Affiliates; or

(v)	compounds licensed or acquired by Pfizer or any of its Affiliates, that at the time of license or acquisition (x) are not yet in a Phase II Trial or later development but (y) are at least one stage of development more advanced than any Compound or Product under this Agreement and have reached a stage of development equivalent to Candidate Compound status or later (e.g., if the most-advanced Compound under this Agreement is a Candidate Compound, then the in-licensed compound must be at least at the Phase I Trial stage); or

(vi)	non-small molecule compounds.

Each of the foregoing exclusions may be claimed jointly or independently.

(c)	Consequences of Breach. If Pfizer or any of its Affiliates conducts, sponsors or engages in any research in breach of the exclusivity obligations set forth in Section 2.3(b) above, then Pfizer’s sole and exclusive liability and Icagen’s sole and exclusive remedy for such breach shall be that (i) any compounds and products arising from such research shall be deemed to be Compounds and Products for all purposes under this Agreement with prospective effect from the date of such breach, including without limitation for purposes of Pfizer’s milestone and royalty payment obligations hereunder and (ii) from and after such breach, Icagen shall have no further obligation under Section 2.3(a) above. For the avoidance of doubt, a breach by Pfizer or any of its Affiliates of the exclusivity obligations set forth in Section 2.3(b) above shall not constitute an Event of Termination.

2.4 Joint Research Committee.

(a)	Purpose. Pfizer and Icagen shall establish a joint research committee (the “Joint Research Committee”):

(i)	to review and evaluate progress under the Research Plan;

(ii)	to prepare the Research Plan for each Commitment Year;

(iii)	to approve any budgets or resource allocation;

(iv)	to approve and reject Research Compounds for or from the Research Program;

(v)	to identify and recommend CANs for acceptance by Pfizer; and

(vi)	to coordinate and monitor publication of research results obtained and the exchange of information and materials that relate to the Research Program.

(b)	Membership. Pfizer and Icagen each shall appoint, in its sole discretion, three members to the Joint Research Committee. Substitutes may be appointed at any time. The members initially shall be:

(i)	Pfizer Appointees: [**]

(ii)	Icagen Appointees: [**]

(c)	Chair. The Joint Research Committee shall be chaired by two co-chairpersons, one appointed by Pfizer and the other appointed by Icagen.

(d)	Meetings. The Joint Research Committee shall meet at least quarterly during the Research Term and thereafter as needed for the purpose described in Section 2.8(b), at places and on dates selected by each party in turn. Representatives of Pfizer or Icagen or both, in addition to members of the Joint Research Committee, may attend such meetings at the invitation of either party.

(e)	Minutes. The Joint Research Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Joint Research Committee members within ten (10) business days after each meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form only with their approval and agreement.

(f)	Decisions. All decisions of the Joint Research Committee shall be made by consensus; provided that the Joint Research Committee may not amend this Agreement or increase Pfizer’s or Icagen’s obligations hereunder without the consent of Pfizer or Icagen (as applicable). If the Joint Research Committee is unable to reach any decision by consensus, either party may, by notice to the other party, escalate the matter to the President of Icagen and the Global Head of Research of Pfizer for resolution, and in the event of any such escalation, such escalation officers shall promptly meet and discuss the matter in an effort to reach a mutually agreeable resolution.

(g)	Expenses. Pfizer and Icagen shall each bear all expenses of their respective members related to their participation on the Joint Research Committee.

(h)	Dissolution. Unless otherwise agreed by the parties, the Joint Research Committee shall dissolve upon the completion of its responsibilities pursuant to Section 2.8(b).

2.5 Reports and Materials.

(a)	Reports. During the Research Term, Pfizer and Icagen each shall furnish to the Joint Research Committee:

(i)	summary written reports within thirty (30) days after the end of each three-month period commencing on the Effective Date, describing its progress under the Research Plan; and

(ii)	comprehensive written reports within thirty (30) days after the end of each Commitment Year, describing in detail the work accomplished by it under the Research Plan during the Commitment Year and discussing and evaluating the results of such work.

(b)	Materials. Icagen and Pfizer shall, during the Research Term, as a matter of course as described in the Research Plan, or upon each other’s written or oral request, furnish to the other samples of biochemical, biological or synthetic chemical materials that are part of Pfizer Technology, Icagen Technology or Joint Technology and that (i) are necessary or useful for the other party to carry out its responsibilities under the Research Plan or (ii) are generated in the Research Program. To the extent that the quantities of materials requested by either party exceed the quantities set forth in the Research Plan, the requesting party shall reimburse the other party for the reasonable costs of such materials if they are furnished.

(c)	Post-Research Term Reports. After the Research Term, Pfizer shall furnish to Icagen semi-annual written reports summarizing in reasonable detail Pfizer’s development and commercialization activities with respect to Compounds and Products and material developments with respect thereto, which reports shall, without limiting the foregoing, include: progress on research and development, status and results of clinical trials, status of applications for regulatory approvals, a summary of manufacturing, marketing and sales activities for the prior six-month period, as well as plans therefor for the subsequent twelve-month period. The post-Research Term reports delivered by Pfizer to Icagen hereunder will be considered Pfizer Confidential Information.

2.6 Laboratory Facility and Personnel. Icagen shall provide suitable laboratory facilities, equipment and personnel for the work to be done by Icagen in carrying out the Research Program.

2.7 Commercially Reasonable Efforts. Pfizer and Icagen each shall use Commercially Reasonable Efforts to achieve the objectives of the Research Program and Research Plan, including without limitation by using Commercially Reasonable Efforts to provide for screening in the Research Program all small molecule compounds Controlled by such party (other than, in the case of Pfizer, the Excluded Pfizer Compounds) that such party believes have potential to modulate a Research Target and by using Commercially Reasonable Efforts to identify Research Compounds and Candidate Compounds. In addition:

(a)	Pfizer shall use Commercially Reasonable Efforts to develop and commercialize Candidate Compounds and Products containing Candidate Compounds throughout the Term; and

(b)	Pfizer’s license rights pursuant to Section 3.4 shall terminate with respect to any Candidate Compound with respect to which Pfizer ceases to exercise such Commercially Reasonable Efforts and the consequences set forth in Section 10.4(c) shall apply to such Candidate Compound unless (i) Pfizer is using Commercially Reasonable Efforts to develop a Compound that is more advanced than such Candidate Compound or that is a back-up for such Candidate Compound and (ii) upon such cessation, Pfizer notifies Icagen in writing of such back-up or more advanced Compounds, provided that such back-up or more advanced Compounds shall be subject to the milestone payment and royalty provisions of this Agreement as if the Compounds were Research Compounds, Candidate Compounds or Products; and

(c)	after the Research Term, Icagen shall use Commercially Reasonable Efforts, as reasonably requested by Pfizer and at Pfizer’s expense, to provide to Pfizer or any Affiliate or sublicensee of Pfizer any agreed technical assistance reasonably necessary to enable Pfizer or such Affiliate or sublicensee to manufacture, use, sell, offer for sale or import any Product for which Pfizer retains its license rights under Section 3.4.

2.8 Identification of Research Compounds and Candidate Compounds.

(a)	Within [**] days after the results of the initial screening of a Compound are presented to the Joint Research Committee, the Joint Research Committee shall determine whether such Compound meets the criteria for further study set forth in the Research Plan and either designate such Compound as a Research Compound or a Compound that is henceforth eliminated from the Research Program. In any event, any Compound that is not so designated as a Research Compound during the Research Term and for [**] months thereafter shall thereupon cease to be subject to the Research Program, provided that any Compound designated as a Research Compound during the [**] month period following the Research Term shall, for all purposes under this Agreement, be deemed to be a Compound designated as a Research Compound in the Research Program. With respect to any such Compound that ceases to be subject to the Research Program (i) that is a Pfizer Compound, Icagen shall have no rights therein pursuant to this Agreement except as otherwise set forth in Sections 2.8(c), 3.2 and 4, (ii) that is an Icagen Compound, Pfizer shall have no rights therein pursuant to this Agreement except as otherwise set forth in Section 3.2 and (iii) that is a Joint Compound, the parties shall have the rights therein set forth in Section 3.2, provided that Pfizer shall have the right to pursue development of such Joint Compound in accordance with Section 2.8(c) (in which case all of the provisions of this Agreement shall apply to such Joint Compound as if such Joint Compound had never been eliminated from the Research Program) or to license the rights to such Joint Compound in accordance with Section 3.5.

(b)	On at least a [**] basis during the Research Term and on an as needed basis during the [**] years immediately following the Research Term, the Joint Research Committee shall review the development status of each Research Compound and shall eliminate from the Research Program any Research Compound that the Joint Research Committee determines does not demonstrate potential to become a Candidate Compound or otherwise is inappropriate to continue to develop. In making any such determination and in designating Candidate Compounds, the parties and the Joint Research Committee shall be guided by the [**] set forth in the Research Plan. All eliminated Research Compounds shall cease to be subject to the Research Program. With respect to any such Research Compound that ceases to be subject to the Research Program (i) that is a Pfizer Compound, Icagen shall have no rights therein pursuant to this Agreement except as otherwise set forth in Sections 2.8(c), 3.2 and 4, (ii) that is an Icagen Compound, Pfizer shall have no rights therein pursuant to this Agreement except as otherwise set forth in Section 3.2 and (iii) that is a Joint Compound, the parties shall have the rights therein set forth in Section 3.2, provided that Pfizer shall have the right to pursue development of such Joint Compound in accordance with Section 2.8(c) (in which case all of the provisions of this Agreement shall apply to such Joint Compound as if such Joint Compound had never been eliminated from the Research Program) or to license the rights to such Joint Compound in accordance with Section 3.5.

(c)	Pfizer shall determine whether to prepare a [**] attached to the Research Plan) as to any Research Compound, and the appropriate governance body within Pfizer shall determine whether any Research Compound that is the subject of such a Notice shall be designated a Candidate Compound. Subject to the expiration of Pfizer’s right to designate Icagen Compounds as Candidate Compounds as set forth in Section 2.8(d), any Compound, other than an Icagen Compound or a Pfizer Compound introduced into the Research Program and subsequently eliminated from the Research Program in accordance with Section 2.8(a) or 2.8(b) above, that is clinically developed by Pfizer or any of its Affiliates or sublicensees for a Research Target Indication at any time after the Effective Date and as to which, at the time of commencement of the first Phase I Trial of such Compound, the modulation of a Research Target by such Compound is or would reasonably be expected to be material to its therapeutic effect, shall be deemed to be a Candidate Compound. Pfizer shall notify Icagen of any such designation (or initiation of clinical trials) within [**] days of the date that such event occurs.

(d)	Notwithstanding anything in this Agreement to the contrary, Pfizer shall have no rights pursuant to this Agreement to any Icagen Compound that is eliminated from the Research Program pursuant to Section 2.8(a) or 2.8(b) or is not designated by Pfizer as a Candidate Compound within [**] years after the end of the Research Program, except as provided in Section 3.2. Nothing in this Section 2.8 shall be construed as limiting in any way the other terms of this Agreement, including but not limited to, the provisions of Section 2.3 and Section 7.1.

3. LICENSES; COMPOUND OWNERSHIP AND RIGHTS.

3.1 Ownership. All Icagen Confidential Information, Icagen Technology and Icagen Patent Rights shall be owned by Icagen. All Pfizer Confidential Information, Pfizer Technology and Pfizer Patent Rights shall be owned by Pfizer. All Joint Technology and Joint Patent Rights shall be owned jointly by Icagen and Pfizer. Subject to Sections 2.7(b) and 3.5 and without limiting the rights provided to Pfizer under clause (i) of Section 3.4(a), in any country in which the use of Joint Patent Rights requires the consent of all owners, each of Icagen and Pfizer will grant such consent upon written request of the other.

3.2 Grants of Research Licenses. Icagen and Pfizer each grants to the other a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, (a) under Patent Rights and Technology Controlled by such party to make and use Compounds developed in or introduced into the Research Program solely for research purposes, and (b) under Patent Rights and Technology Controlled by such party and Developed In The Research Program solely for research purposes. For clarity, this Section 3.2 does not grant either party any right or license under or with respect to Patent Rights or Technology Controlled by the other party to develop, sell or manufacture for sale any Compound or Technology.

3.3 Excluded Pfizer Compounds. Icagen acknowledges that the Excluded Pfizer Compounds are excluded in their entirety from this Agreement and shall not be deemed Compounds, Research Compounds, Candidate Compounds or Products subject to the terms of this Agreement. Except for limited testing of Excluded Research Target 3 Compounds approved by the Joint Research Committee, with Icagen’s express consent, Pfizer shall not introduce any of the Excluded Pfizer Compounds into the Research Program. In the event that Pfizer introduces Excluded Research Target 3 Compounds into the Research Program in accordance with the immediately preceding sentence, Pfizer shall not disclose to Icagen the compound structures of such Excluded Research Target 3 Compounds without Icagen’s prior written consent.

3.4 Grant of Commercial License.

(a)	License Grant. Subject to the terms and conditions of this Agreement, Icagen hereby grants to Pfizer as of the Effective Date (i) an exclusive (even as to Icagen), worldwide license, including the right to grant sublicenses in accordance with Section 3.4(f), to manufacture, use, sell, offer for sale and import Products under all of Icagen's right, title and interest in the Icagen Patent Rights, Joint Patent Rights, Joint Technology and Icagen Technology, and (ii) a non-exclusive, worldwide license, including the right to grant sublicenses in accordance with Section 3.4(f), to manufacture, use, sell, offer for sale and import pharmaceutical products (other than Products) under all Icagen Patent Rights and Icagen Technology Developed In The Research Program, provided that any such pharmaceutical product manufactured, used, sold, offered for sale or imported pursuant to this clause (ii) shall require payment by Pfizer to Icagen of [**] percent ([**]%) of the milestone and royalty payments specified in Section 4 of this Agreement payable with respect to Candidate Compounds and Full Royalty-Bearing Products but will not otherwise be subject to the provisions of this Agreement applicable to Candidate Compounds and Products. Notwithstanding the foregoing, Pfizer shall not have any license pursuant to this Section 3.4(a) with respect to Products containing Compounds as to which Pfizer’s rights have lapsed pursuant to Section 2.8.

(b)	Term of License. The term of the grant set forth in Section 3.4(a) shall commence on the Effective Date and shall terminate on the date of the last to expire of the licensed Patent Rights.

(c)	Paid-Up License. With respect to each Product, Pfizer shall have a fully paid-up perpetual, royalty-free license under the Icagen Technology and the Joint Technology to manufacture, use, sell, offer for sale and import of such Product, on a country-by-country basis, after the expiration (but not the early termination pursuant to Section 10.3) of the Term applicable to such Product in such country.

(d)	Retained Rights. The license granted by Icagen in Section 3.4(a) is subject to a retained right of Icagen to perform Icagen’s obligations and exercise Icagen’s rights under this Agreement.

(e)	[**].

(f)

Sublicensing. Any sublicense granted by Pfizer must be granted pursuant to a written agreement that subjects the sublicensee to all relevant restrictions, limitations and obligations in this Agreement. Pfizer shall be responsible for failure by its sublicensees to comply, and Pfizer guarantees to Icagen the compliance by each of its sublicensees, with all relevant restrictions, limitations and obligations in this Agreement. In the event of a material default by any sublicensee that is not an Affiliate of Pfizer under a sublicense agreement, Pfizer will inform Icagen and take such action, after consultation with Icagen, that in Pfizer’s reasonable business judgment is required to address such default. Pfizer shall provide Icagen with a copy of each sublicense agreement, in final executed form, that Pfizer enters into in accordance with this Section 3.4(f) with sublicensees that are not Affiliates of Pfizer not later than thirty (30) days after the execution of such sublicense agreement; provided that, subject to the applicable requirements of the [**] licensor of copies of sublicense agreements, Pfizer may redact the financial terms from such copies.

3.5 Rights to Joint Compounds. After the expiration of the Research Term and [**] months thereafter, Icagen may request that Pfizer grant Icagen a license to develop and commercialize specified Joint Compounds. The granting of any license to Icagen under this Section 3.5 shall be in Pfizer’s sole discretion and on terms and conditions to be negotiated in good faith. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt notwithstanding anything to the contrary in Section 3.1 or Section 6.1(a),Pfizer’s development and commercialization of any Joint Compound shall require payment by Pfizer to Icagen of royalties and milestones pursuant to Section 4.

4. FUNDING.

4.1 Technology Access and License Fee. In consideration of the licenses granted in Sections 3.2 and 3.4, the exclusivity granted by Icagen in Section 2.3 and Icagen’s related technical knowledge and expertise, Pfizer shall pay to Icagen the following one-time technology access and license fees upon execution of this Agreement:

a. Technology Access and License Fee with respect to Research Target 1:	$	[	**]

b. Technology Access and License Fee with respect to Research Target 2:	$	[	**]

c. Technology Access and License Fee with respect to Research Target 3:	$	[	**]

Total:		$12,000,000

4.2 Research Funding. The annual research funding for each year of the Research Term shall be $5,500,000 (five million five hundred thousand US Dollars), which shall be payable by Pfizer to Icagen in equal quarterly installments in advance for research and development activities scheduled to be performed by [**] FTEs at Icagen during each three (3) month quarterly period.

4.3 Additional Research Funding. Pfizer shall provide up to a further $[**]US Dollars) per annum to fund additional FTEs at Icagen or elsewhere (for example, a contract research organization) if required by the Research Plan and agreed by the Joint Research Committee. Payments will be made in advance in equal quarterly installments.

4.4 Development Milestone Payments. Pfizer shall pay Icagen, on the completion of each development event set forth below by Pfizer or any of its Affiliates or sublicensees (“Development Event”), (i) the payment listed opposite such Development Event with respect to Full Royalty-Bearing Products, or (ii) [**] percent ([**]%) of the payment listed opposite such Development Event with respect to [**] Royalty-Bearing Products. For the sake of clarity, should both clause (i) and clause (ii) above be applicable to a Compound or Product, Icagen shall be entitled to receive the greater of the applicable payments, but in no circumstances shall Icagen receive payment under both clauses (i) and (ii) in respect of the same Compound or Product. Except as otherwise set forth below for Development Events (a), (b), (c), (d), (e), (f) and (g), Pfizer shall be obligated to make a payment with respect to each Compound or Product that is the subject of the Development Event:

Development Event	Amount
a. Designation* of a CAN by Pfizer for each of the first three Candidate Compounds	$	[**]

b. Commencement (dosing of first subject) of a Phase I Trial in any country for the first Candidate Compound targeting Research Target 1	$	[**]

c. Commencement (dosing of first subject) of a Phase I Trial in any country for the first Candidate Compound targeting Research Target 2	$	[**]

d. Commencement (dosing of first subject) of a Phase I Trial in any country for the first Candidate Compound targeting Research Target 3	$	[**]

e. Commencement (dosing of first patient) of a Phase II Trial in any country for the first Candidate Compound targeting Research Target 1	$	[**]

f. Commencement (dosing of first patient) of a Phase II Trial in any country for the first Candidate Compound targeting Research Target 2	$	[**]

g. Commencement (dosing of first patient) of a Phase II Trial in any country for the first Candidate Compound targeting Research Target 3	$	[**]

h. Commencement (dosing of first patient) of the first Phase III Trial for each Candidate Compound	$	[**]

i. NDA filing in USA for each Product	$	[**]

j. NDA approval in USA for each Product	$	[**]

k. Approval of an application for marketing authorization by EMEA (or by the applicable regulatory authority in the first of the United Kingdom, France, Spain, Italy or Germany if EMEA approval is not sought) for each Product

	$	[**]

l. Approval of an application for marketing authorization by the applicable regulatory authority in Japan for each Product	$	[**]
* Includes a deemed designation as set forth in Section 2.8(c).

Pfizer shall promptly notify Icagen of each achievement of a Development Event and, within thirty (30) days after each such achievement, pay to Icagen the corresponding milestone payment amount.

4.5 Sales Milestones. Pfizer shall pay Icagen, on achievement of each commercialization event set forth below (“Commercialization Event”), the payment listed opposite such Commercialization Event with respect to each Product. Pfizer shall be obligated to make each such payment only once with respect to each Product that is the subject of the Commercialization Event. All payments made by Pfizer pursuant to this Section 4.5 with respect to a Product shall be credited fully against future sums due to Icagen pursuant to Section 4.6 of this Agreement with respect to Net Sales of such Product; provided that such crediting does not reduce any particular future payment pursuant to Section 4.6 by more than [**]% of the amount otherwise due:

Commercialization Event	Amount
a. First twelve-calendar-month period in which aggregate annual sales of such Product exceed $[**]	$	[**]

b. First twelve-calendar-month period in which aggregate annual sales of such Product exceed $[**]	$	[**]

c. First twelve-calendar-month period in which aggregate annual sales of such Product exceed $[**]	$	[**]

Pfizer shall promptly notify Icagen of each achievement of a Commercialization Event and, within sixty (60) days after each such achievement, pay to Icagen the corresponding milestone payment amount.

4.6 Royalty.

(a)	Pfizer shall pay Icagen a royalty based on the Net Sales of each Full Royalty-Bearing Product and each [**] Royalty-Bearing Product. Except as otherwise set forth in Sections 4.6(b) and 4.6(c), such royalty shall be paid on a country-by-country basis from the date of the first commercial sale (the date of the invoice of Pfizer or any Affiliate or sublicensee of Pfizer with respect to such sale) of such Product in each such country until the expiration of the last Valid Claim within the Icagen Patent Rights, Pfizer Patent Rights or Joint Patent Rights to expire with respect to such Product in such country.

(b)	If the manufacture and sale of a Product takes place in countries where there are no Icagen Patent Rights, Pfizer Patent Rights or Joint Patent Rights Covering such Product but Icagen Patent Rights, Pfizer Patent Rights or Joint Patent Rights Covering the Product exist in the U.S., Pfizer will pay to Icagen a royalty on the Net Sales of such Product in each such country for the period from the first commercial sale of such Product in such country until the earlier of (i) ten (10) years after the first commercial sale of such Product in such country or (ii) the expiration of the last to expire Valid Claim within the Icagen Patent Rights, Pfizer Patent Rights or Joint Patent Rights Covering the Product in the U.S.

(c)	Notwithstanding Sections 4.6(a) and 4.6(b) above, Pfizer will pay no royalty on Net Sales of any Product in any country during any calendar quarter in which a Generic Product (with respect to such Product) launched by a third party accounts for more than [**] percent ([**]%) of the combined unit sales of the Product and such Generic Product in such country in such calendar quarter.

4.7 Royalty Rates. The royalty payable (or to be paid) on each Full Royalty-Bearing Product each calendar year shall be based on increments of worldwide Net Sales with respect to such Full Royalty-Bearing Product according to the following schedule. The corresponding royalty payable (or to be paid) on each [**] Royalty-Bearing Product, will be [**] percent ([**]%) of that specified in the following schedule:

Annual Net Sales	Royalty Rate (%)
Less than $[**]	[**]	%

[**]

Greater than $[**]	[**]	%

By way of example only, if the Net Sales of a Full Royalty-Bearing Product were $[**], subject to any adjustments permitted under this Agreement, a royalty of [**]% would be due in respect of the first $[**] of Net Sales, with the remaining $[**] of Net Sales being subject to a royalty of [**]%. By way of further example only, if the Net Sales of a [**] Royalty-Bearing Product were $[**], subject to any adjustments permitted under this Agreement, a royalty of [**]% would be due in respect of the first $[**] of Net Sales, with the remaining $[**] of Net Sales being subject to a royalty of [**]%.

4.8 Royalty Reduction. If Pfizer's manufacture, use or sale of a Product (excluding any portion of a Combination Product comprising active ingredient(s) other than Compounds) in any country would, in the reasonable opinion of Pfizer, infringe a claim in an issued, unexpired patent or in a published patent application owned by a third party, Pfizer may deduct [**] percent ([**]%) of any royalty payment that Pfizer is required to pay to such third party from the royalty that would otherwise be payable to Icagen with respect to such Product in such country, provided that the total royalty amount payable to Icagen with respect to such Product in such country for any calendar quarter is never reduced by more than [**]% in this manner. Notwithstanding the foregoing provisions of this Section 4.8, [**].

4.9 [**] Payments. If [**] is required to make license royalty or milestone payments pursuant to the [**] as a consequence of [**] will reimburse [**] for such payments, in the case of royalty payments, up to a maximum of [**] percent ([**]%) of Net Sales and, in the case of milestone payments, only payments made by [**] pursuant to [**] as a result of [**] receipt of milestone payments under Sections 4.4 and 4.5 hereof resulting from [**], of each Development Event or Commercialization Event, up to a maximum of [**] percent ([**]%) of each such [**] milestone payment.

4.10 Animal Health Products. The parties acknowledge that the royalty rates set forth in Section 4.7 and the milestone payments set forth in Sections 4.4 and 4.5 are based on the expectation that Products will be administered to human patients. If Pfizer identifies or develops a Product which represents a commercial opportunity in the area of animal health, the parties will negotiate, as mutually agreed, a new royalty rate and milestone schedule for such Product applicable to the animal field to account for development costs and changes in the cost of goods, selling price and projected annual Net Sales. It is understood, however, that the royalty rate specified in Section 4.7 and the milestones set forth in Sections 4.4 and 4.5 shall be modified only as Pfizer and Icagen agree.

4.11 Royalty Payment Dates. Royalties shall be paid by Pfizer on Net Sales within sixty (60) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Product by Pfizer or any Affiliate or sublicensee of Pfizer in each country, the applicable royalty rate for such Product, and a calculation of the amount of royalty due, including any offsets.

4.12 Royalty Accounting. The Net Sales used for computing the royalties payable to Icagen by Pfizer shall be computed and paid in US dollars by wire transfer in immediately available funds to a U.S. account designated by Icagen, or by other mutually acceptable means. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in The Wall Street Journal for the close of the last business day of the calendar quarter for which the relevant royalty payment is to be made by Pfizer and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of U.S. dollars.

4.13 Other Payments. Unless otherwise specified in this Agreement, payments pursuant to this Agreement other than royalty payments shall be paid by Pfizer in U.S. currency by wire transfer in immediately available funds to an account designated by Icagen, or by other mutually acceptable means within sixty (60) days of Pfizer’s receipt of an invoice from Icagen.

4.14 Taxes. It is understood and agreed between the parties that any payments made under this Agreement are inclusive of any value added or similar tax imposed upon such payments. In addition, in the event any such payments made by either party to the other party become subject to withholding taxes under the laws or regulations of any jurisdiction (including any applicable international tax conventions), the paying party shall deduct and withhold the amount of such taxes for the account of the other party to the extent required by applicable laws or regulations, such amounts payable to such other party shall be reduced by the amount of taxes deducted and withheld, and the paying party shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to such other party an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant governmental authority of all amounts deducted and withheld sufficient to enable such other party to claim such payment of taxes. Any such withholding taxes required under applicable laws or regulations to be paid or withheld shall be an expense of, and borne solely by, such other party. The paying party will provide the other party with reasonable assistance to enable such other party to reduce the amount of such taxes or recover such taxes as permitted by applicable laws or regulations. Notwithstanding the foregoing, if any payments made by a party to the other party under this Agreement become subject to withholding taxes as a consequence of this Agreement having been assigned to such paying party (e.g., if the paying party is the assignee of an original party to this Agreement and payments made by companies in such paying party’s jurisdiction do not enjoy the benefits of tax treaty(-ies) that are applicable to payments made by companies in the jurisdiction of such paying party’s assignor), then the paying party shall pay to the other party such additional amounts as are necessary so that such other party receives the amounts that such other party would have received if such payments were not subject to such withholding taxes.

4.15 Record-keeping by Icagen. Icagen shall keep (a) for [**] years from the conclusion of each calendar year during the Research Term complete and accurate records of its efforts under the Research Program and its provision of FTEs required pursuant to the Research Plan and (b) for [**] years from the date of each payment of any royalties pursuant to Section 4.9 complete and accurate records of such payments. The records shall conform to good accounting principles as applied to a similar company similarly situated. Pfizer shall have the right at its own expense during the relevant [**] year period to appoint an independent certified public accountant reasonably acceptable to Icagen to inspect said records to verify such provision of FTEs pursuant to the Research Plan and such royalty payments pursuant to Section 4.9. Upon reasonable notice by Pfizer, Icagen shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, to verify the accuracy of the expenditures of efforts. This right of inspection shall not be exercised [**] in any calendar year and not [**] with respect to records covering any specific period of time. All information concerning such expenditures of efforts and royalty payments, and all information learned in the course of any audit or inspection, shall be deemed to be Icagen Confidential Information, except to the extent that it is necessary for Pfizer to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. The failure of Pfizer to request verification of any expenditures of efforts prior to the end of the relevant [**] year period shall be considered acceptance by Pfizer of the accuracy of such expenditures of efforts, and Icagen shall have no obligation to maintain any records pertaining to such expenditures of efforts beyond such [**] year period. If Icagen’s provision of FTEs over any calendar year was less, on average over the course of the calendar year, than [**] percent ([**]%) of the FTEs funded by Pfizer pursuant to

Sections 4.2 and 4.3, Icagen shall reimburse Pfizer for any overpayment of FTE funding and for the cost of such audit.

4.16 Record-keeping by Pfizer. Pfizer shall, and shall require its Affiliates and sublicensees to, keep for [**] years from the date of each payment of royalties under this Agreement complete and accurate records, on a country-by-country basis, of gross sales by Pfizer, its Affiliates and sublicensees, and deductions from gross sales taken in determining Net Sales, of each Product in such country in sufficient detail to allow the accruing royalties to be determined accurately. Icagen shall have the right for a period of [**] years after the end of the calendar year for which any royalty report or statement is received with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records of Pfizer to verify such report or statement. Pfizer shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Icagen, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised [**] in any calendar year nor [**] with respect to sales in any given period. All information learned in the course of any audit or inspection shall be deemed to be Pfizer Confidential Information, except to the extent that it is necessary for Icagen to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law or regulation or the rules of any stock exchange. The failure of Icagen to request verification of any report or statement during said [**] year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said [**] year period. Any underpayment determined by such audit or inspection shall promptly be paid by Pfizer, plus interest at the interest rate set forth in Section 4.17, from the date of any such underpayment. If Pfizer has underpaid amounts due under this Agreement by more than [**] percent ([**]%) over any reporting period, Pfizer shall also reimburse Icagen for the cost of such audit.

4.17 Late Payments. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to the prime rate of Citibank, NA as announced on the date such payment was due plus [**] percent ([**]%), compounded on a calendar quarterly basis. In addition, Pfizer shall reimburse Icagen for all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and legal expenses, incurred in the collection of late payments.

5. STOCK PURCHASE. On the date hereof, Pfizer and Icagen are entering into a Stock Purchase Agreement substantially in the form attached hereto as Exhibit B.

6. TREATMENT OF CONFIDENTIAL INFORMATION.

6.1 Confidentiality.

(a)

Except as otherwise provided herein, Pfizer and Icagen will, during the term of this Agreement and for [**] years thereafter, keep confidential and not use for any purpose other than the research, development, manufacture and commercialization of Compounds and Products and the seeking of patent protection and regulatory approvals for Compounds and Products in accordance with this Agreement, and will cause its Affiliates to keep confidential and not use for any purpose other than the research, development, manufacture and commercialization of Compounds and Products and the seeking of patent protection and regulatory approvals for Compounds and Products in accordance with this Agreement, any Icagen Confidential Information (in the case of Pfizer and its Affiliates) or Pfizer Confidential Information (in the case of Icagen and its Affiliates), as the case may be. For the purposes of this Section 6 it is understood that Joint Technology shall be deemed Confidential Information of both parties such that neither party may use or disclose such Confidential Information except to the extent provided herein with respect to the licenses granted each party with respect to Joint Technology; provided that each party shall have the right, subject to such party’s obligations under Section 2.3 and Section 4, to use, disclose and otherwise exploit, either alone or with third parties, Joint Technology (other than Joint Compounds), including such Joint Technology that is Covered by Joint Patent Rights, for research, development and commercialization activities outside the Research Program without any duty to account to the other party.

(b)	Pfizer and Icagen each agree that any disclosure of the other’s Confidential Information to any officer, employee or agent of (including without limitation any contract research organization employed by) such receiving party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities (i.e., shall only be disclosed to those officers, employees and agents who have a need to know the Confidential Information in furtherance of the purposes of this Agreement). Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of the other party’s Confidential Information as required under Section 6.1(a) as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other’s request, will return all the Confidential Information, including all remaining biological, synthetic chemical and biochemical materials, disclosed or transferred to such party by such other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of such request after expiration or termination of this Agreement, except for (i) one (1) copy of any such copies and extracts of documents, which may be kept solely for the purpose of monitoring such party’s compliance with and complying with continuing obligations under this Agreement and (ii) any copies or materials necessary for such party to exercise its rights with respect to Compounds and Products, including without limitation those set forth in Section 3.2, that survive expiration or termination of this Agreement.

(c)	Icagen and Pfizer each represent to the other that all of its employees, and any consultants to such party, participating in the Research Program who shall have access to Pfizer Technology, Icagen Technology, Joint Technology, Pfizer Confidential Information or Icagen Confidential Information are bound by agreement or other legal obligation to maintain such information in confidence.

(d)	Neither Icagen nor Pfizer shall disclose or transfer any information or material to the other party hereunder if such disclosure or transfer would violate any duty or obligation to any third party, including any duty of confidentiality to any third party.

6.2 Publication. Notwithstanding any matter set forth in this Agreement to the contrary, results obtained in the course of the Research Program may only be submitted for publication following scientific review by the Joint Research Committee and subsequent written approval by both Icagen and Pfizer. Written approval or disapproval of the proposed publication shall be provided by both Pfizer and Icagen within thirty (30) days for a manuscript, within fourteen (14) days for an abstract for presentation at, or inclusion in the proceedings of, a scientific meeting, and within fourteen (14) days for a transcript of an oral presentation to be given at a scientific meeting.

6.3 Publicity. The parties recognize that each party may from time to time desire to issue press releases and make other public statements or disclosures regarding the subject matter of this Agreement. In such event, the party desiring to issue a press release or make a public statement or disclosure shall provide the other party with a copy of the proposed press release, statement or disclosure for review and approval in advance, which advance approval shall not be unreasonably withheld, conditioned or delayed. No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either party hereto, without first obtaining the written approval of the other party. Once any public statement or disclosure has been approved in accordance with this Section 6.3, then either party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding the foregoing provisions of this Section 6.3, a party may (a) disclose the existence, terms and subject matter of this Agreement where required, as reasonably determined by the disclosing party, by applicable law or regulation, by applicable stock exchange rule or by order of a court or other legal process, (b) disclose the existence and terms of this Agreement under obligations of confidentiality to agents, advisors, contractors, investors, acquirors and sublicensees, and to potential agents, advisors, contractors, investors, acquirors and sublicensees, in connection with such party’s activities hereunder and in connection with such party’s financing or strategic activities and (c) publicly announce any of the matters set forth in Exhibit A, provided that such announcements do not entail disclosure of non-public technical or scientific information (which, for clarity, excludes clinical trial results) and the announcing party provides the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release or publication thereof to afford such other party a reasonable opportunity to review and comment upon the proposed text, and provided further that, subject to the announcing party’s obligations to comply with requirements imposed by applicable law or regulation, by applicable stock exchange rule or by order of a court or other legal process, the announcing party shall use reasonable efforts to provide the other party with an advance draft of any such public announcement in order to provide such other party with an opportunity to review such draft and provide comments thereon to the announcing party prior to such public announcement.

6.4 Disclosure of Inventions. Each party shall promptly inform the other about all inventions that are conceived, made or developed in the course of carrying out the Research Program by employees of, or consultants to, either of them solely, or jointly with employees of, or consultants to the other.

6.5 Disclosure Required by Law. If either party is requested to disclose the other's Confidential Information in connection with a legal or administrative proceeding or is otherwise required by law, regulation or legal process to disclose the other's Confidential Information, such party will if practicable give the other party prompt notice of such request. The party whose Confidential Information is subject to such request or requirement may seek, at its expense, an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If such party seeks a protective order or other remedy, the other party will cooperate as reasonably requested by the party seeking such order or other remedy. If the party seeking such order or other remedy fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, the other party will disclose only that portion of Confidential information that its legal counsel reasonably determines such party is required to disclose.

6.6 Clinical Trial Register. Each party acknowledges and agrees that the other party may publish the protocols and results of clinical studies conducted by such other party with Compounds on its clinical trial register or a government sponsored clearinghouse such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org and that such publication will not be a breach of the confidentiality and publications obligations provided in this Section 6. The foregoing does not give a party the right to make such disclosures in respect of clinical trials sponsored by the other party.

6.7 Use of Materials. Pfizer and Icagen recognize that the biological, synthetic chemical and biochemical materials that are part of Pfizer Technology, Icagen Technology or Joint Technology, represent commercial assets. The use by a party of such materials Controlled by the other party is limited to activities to be performed under this Agreement or otherwise permitted under Section 3.2. Both parties acknowledge that such materials are for laboratory use only and are not for consumption by, or treatment of, humans or non-laboratory animals. Both parties will use these materials in compliance with all applicable federal, state and local laws, regulations and ordinances.

7. INTELLECTUAL PROPERTY RIGHTS. The following provisions relate to the filing, prosecution and maintenance of Icagen and Joint Patent Rights during the term of this Agreement:

7.1 Filing, Prosecution and Maintenance by Icagen. With respect to Icagen Patent Rights, as between Icagen and Pfizer, Icagen shall have the exclusive right:

(a)	to file applications for letters patent on any invention included in such Patent Rights; provided, however, that Icagen shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Icagen file such applications; and, further provided, that Icagen, at its option, may file in countries where Pfizer does not request that Icagen file such applications;

(b)	to take all reasonable steps to prosecute all pending and new patent applications included within such Patent Rights with counsel selected by Icagen in its sole discretion, but after considering in good faith Pfizer’s views with respect to such counsel;

(c)	to respond to oppositions, interferences, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications;

(d)	to maintain in force any letters patent included in such Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and

(e)	and obligation to notify Pfizer in a timely manner of any decision not to file an application or to abandon a pending application or an issued patent included in such Patent Rights. Thereafter, subject to any limitations imposed on Icagen by any third party agreement, Pfizer shall have the option, at its expense, of filing and/or continuing to prosecute any such patent application or of keeping the issued patent in force.

Pfizer shall have the right to file, on behalf of and as an agent for Icagen, all applications and take all actions necessary to obtain patent extensions pursuant to 35 U.S.C. Section 156 and foreign counterparts for Patent Rights described in this Section 7.1 licensed to Pfizer that are available based on regulatory approvals of Products for which Pfizer retains its license rights under Section 3.4; provided that, with respect to all patent extensions for such Products, Pfizer shall consult with Icagen and its counsel as to the patent to be chosen for extension and Pfizer shall base its selection of the patent for extension solely on the best commercial interest of the Product. Icagen will execute such further documents and take such further actions as may be requested by Pfizer in this regard at Pfizer’s expense.

7.2 Copies of Documents. Each party shall provide or cause to be provided to the other party (or the other party’s designee), prior to filing, copies of all patent applications and substantive correspondence with patent offices that such party has prepared for filing pursuant to Section 7.1 or 7.4, for the purpose of obtaining substantive comment of the other party’s patent counsel. Each party shall also provide to the other party copies of all documents relating to prosecution of all such patent applications in a timely manner.

7.3 Reimbursement of Costs for Filing, Prosecuting and Maintaining Patent Rights. Within [**] days of receipt of invoices from Icagen, Pfizer shall reimburse Icagen for all the costs of Icagen’s performance of the duties set forth in Section 7.1 with respect to patent applications and patents in countries where Pfizer requests that patent applications and patents be filed, prosecuted and maintained except that in the event Pfizer objects to Icagen’s choice of patent counsel in Section 7.1(b) in good faith, including provision of legal services at reasonable fees consistent with Pfizer practice, and after considering Pfizer’s views Icagen selects such patent counsel, Pfizer shall only be obliged to reimburse [**] percent ([**]%) of the costs incurred by Icagen in using such patent counsel. Such reimbursement shall be in addition to payments under Section 4. However, Pfizer may, upon [**] days notice, request that Icagen discontinue the performance of duties set forth in Section 7.1 with respect to given patent applications and patents in any country. Icagen shall pay the costs of Icagen’s performance of the duties set forth in Section 7.1 in those countries in which Pfizer does not request that Icagen perform such duties, but in which Icagen, at its option, elects to do so; provided that if Pfizer elects not to pay for Icagen’s performance of the duties set forth in Section 7.1, with respect to patent applications and patents in any country, such patent applications and patents shall be solely owned by Icagen and shall be excluded from the Icagen Patent Rights and Pfizer’s licenses thereunder.

7.4 Filing, Prosecution and Maintenance by Pfizer. With respect to Joint Patent Rights, Pfizer shall have those rights and duties ascribed to Icagen and Icagen shall have those rights and duties ascribed to Pfizer in Section 7.1 (but not the duties ascribed to Pfizer in Section 7.3), and Pfizer shall conduct such duties with in-house counsel of Pfizer or with counsel selected by Pfizer in its sole discretion, but after considering in good faith Icagen’s views with respect to such counsel.

8. ACQUISITION OF RIGHTS FROM THIRD PARTIES. During the Research Term, Icagen and Pfizer shall each promptly notify each other of all material opportunities to acquire in any manner from third parties, technology or patents or information which may be useful in or may relate to the Research Program that come to the attention of such party; provided that Pfizer shall not be obligated to notify Icagen of any third party technology that relates to the Excluded Pfizer Compounds. Icagen and Pfizer shall decide if such rights should be acquired in connection with the Research Program and, if so, whether by Icagen, Pfizer or both. If acquired, such rights shall become part of the Confidential Information, Technology or Patent Rights, whichever is appropriate, of the acquiring party or parties.

9. LEGAL ACTION.

9.1 Actual or Threatened Infringement. When information comes to the attention of Pfizer to the effect that any Icagen Patent Rights, Pfizer Patent Rights or Joint Patent Rights relating to a Candidate Compound or Product has been or is threatened to be unlawfully infringed, Pfizer shall have the first right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Pfizer shall notify Icagen promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Pfizer determines that it is necessary or desirable for Icagen to join any such suit, action or proceeding, Icagen shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonably required to permit Pfizer to commence such action, suit or proceeding in which case Pfizer shall indemnify and hold Icagen free, clear and harmless from any and all damages and costs and expenses of litigation, including attorneys fees. If Pfizer brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney's fees, related to such suit or settlement, and any remainder shall be paid [**] percent ([**]%) to Icagen and [**] percent ([**]%) to Pfizer. If Pfizer does not, within [**] days after giving notice to Icagen of the above-described information (or within [**] days after any paragraph IV certification under 21 C.F.R. Part 314 by a third party to the effect that any Icagen Patent Right, Pfizer Patent Right or Joint Patent Right is invalid, unenforceable or otherwise not infringed by a generic version of a Product), notify Icagen of Pfizer's intent to bring suit against any infringer, Icagen shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so. If Icagen determines that it is necessary or desirable for Pfizer to join any such suit, action or proceeding, Pfizer shall, at Icagen's expense, execute all papers and perform such other acts as may be reasonably required to permit Icagen to commence such action, suit or proceeding in which case Icagen shall indemnify and hold Pfizer free, clear and harmless from any and all damages and costs and expenses of litigation, including attorneys fees. If Icagen brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney's fees, related to such suit or settlement, and any remainder shall be paid [**] percent ([**]%) to Pfizer and [**] percent ([**]%) to Icagen. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in (but not to control) any suit instituted by the other for infringement under the terms of this Section 9.1. If a party having the right to bring a suit, action or proceeding under this Section 9.1 lacks standing and the other party has standing to bring such suit, action or proceeding, then such other party shall do so at the request and expense of the party having such right and subject to the foregoing indemnity and hold harmless provisions of this Section 9.1.

9.2 Defense of Infringement Claims. Icagen will cooperate as reasonably requested by Pfizer and at Pfizer's expense in the defense of any suit, action or proceeding against Pfizer or any Affiliate or sublicensee of Pfizer alleging the infringement of the intellectual property rights of a third party by reason of the use of Icagen Patent Rights, Pfizer Patent Rights or Joint Patent Rights in the manufacture, use, offer for sale, sale or importation of the Product. Pfizer shall give Icagen prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Icagen a copy of each communication relating to the alleged infringement.

9.3 Hold Harmless. Icagen agrees to defend, indemnify and hold harmless Pfizer and any Affiliate or sublicensee of Pfizer, from and against any loss or expense arising from any claim of a third party that the third party has been granted rights by Icagen inconsistent with, or that Icagen did not have the right to grant to Pfizer, the rights and licenses granted by Icagen hereunder.

10. TERM, TERMINATION AND DISENGAGEMENT.

10.1 Term. Unless sooner terminated or extended, this Agreement shall expire on the later of (a) the end of the Research Term; or (b) the last obligation to pay a royalty in respect of a Product on a Product-by-Product and country-by-country basis.

10.2 Events of Termination. The following events shall constitute events of termination (“Events of Termination”):

(a)	any material written representation or warranty by Icagen or Pfizer made in this Agreement shall prove to have been incorrect in any material respect when made.

(b)	Icagen or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement, and any such failure shall remain un-remedied for sixty (60) days after written notice to the failing party.

(c)	on a Candidate-by-Candidate or Product-by-Product basis, as the case may be, a written notification by Pfizer to Icagen at any time after the end of the Research Term that Pfizer no longer intends to develop or commercialize specified Candidate Compounds or Products.

10.3 Termination. Upon the occurrence of any Event of Termination in Sections 10.2(a) or 10.2(b), the party not responsible may, by notice to the other party, terminate this Agreement. A notice of discontinuation by Pfizer under Section 10.2(c) shall not terminate this

Agreement, but the Candidate Compounds or Products specified in such notice shall be subject to the consequences set forth in Section 10.4(c).

10.4 Effect of Termination.

(a)	Termination of this Agreement for any reason under Section 10.2(a) or 10.2(b) shall be without prejudice to:

(i)	the rights and obligations of the parties under any provisions of this Agreement that by their terms provide for performance by either party subsequent to termination;

(ii)	Icagen’s right to receive all payments accrued under Sections 4 and 7; or

(iii)	In the case of termination under Section 10.2(a) or 10.2(b), any remedies that either party may otherwise have based on the other party’s breach of this Agreement.

The obligations and rights of the parties under the following provisions of this Agreement, and under any other provision of this Agreement that by its terms survives expiration or termination, shall survive expiration or termination of this Agreement: Sections 2.3(c), 2.8(c) (second sentence), 3.1, 3.2, 3.4(c), 3.4(e), 3.5, 4.9, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 6, 7.3, 7.4, 9.3, 10, 12, 13 and 14.

(b)	Upon termination of this Agreement by Pfizer pursuant to Sections 10.2(a) or 10.2(b), (i) the Research Program shall terminate and Pfizer shall not be obligated to make any further payment to Icagen under Sections 4.2 or 4.3 and (ii) the licenses granted by Icagen to Pfizer under Section 3.4 shall remain intact subject to all post-Research Term rights and obligations of the parties pursuant to this Agreement (as if this Agreement had remained in full force and effect).

(c)	Upon termination of this Agreement by Icagen pursuant to Sections 10.2(a) or 10.2(b), the following shall apply to [**], and upon a termination of Pfizer’s rights with respect to [**] pursuant to Sections 2.7 or 10.2(c), the following shall apply to such [**]:

(i)	the licenses granted by Icagen to Pfizer under Section 3.4 shall automatically terminate and revert to Icagen;

(ii)

Pfizer shall, and it hereby does, grant to Icagen an exclusive (even as to Pfizer), worldwide fully-paid license, under the Pfizer Patent Rights and Pfizer Technology and Pfizer’s interest in the Joint Patent Rights and Joint Technology, with the right to grant sublicenses, to make, have made, use, offer for sale, sell and import the [**]; provided that such license shall terminate as to any [**] if Icagen, together with its Affiliates and sublicensees, fails to exercise Commercially Reasonable Efforts to develop and commercialize [**] provided further that any such termination of Icagen’s license with respect to such [**] containing such [**] shall be subject to the same notice and opportunity for cure process set forth in Section 10.2(b) for terminations of this Agreement to which Section 10.2(b) applies. The foregoing license is limited to those Pfizer Patent Rights and Pfizer’s interest in the Joint Patent Rights Covering the [**] at its time of termination and to Pfizer Technology and Pfizer’s interest in Joint Technology embodied in the [**] at its time of termination. For purposes of clarity, all other rights to Pfizer Patent Rights, Pfizer Technology and Pfizer’s interest in the Joint Patent Rights and Joint Technology shall be retained by Pfizer, including Pfizer’s right to make, have made, use, offer for sale, sell and import compounds and products other than the applicable [**];

(iii)	With respect to [**] referenced under Section 10.4(c)(ii), Pfizer shall have the first right to enforce Pfizer Patent Rights and Joint Patent Rights against such infringement, subject to the following conditions: (A) Icagen shall have the right to participate in (but not control) any such enforcement action by Pfizer through counsel of its choosing, (B) any damages or settlement recovery from any such infringement suit shall, after Pfizer reimburses itself for all costs and expenses, including attorney’s fees, related to such suit or settlement, be paid to Icagen, and (C) Pfizer shall not settle any such suit without Icagen’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, (D) if Pfizer does not, within [**] days after being notified by Icagen of an infringement of Pfizer Patent Rights and Joint Patent Rights for which Pfizer has the first right to enforce (or within [**] days after any paragraph IV certification under 21 C.F.R. Part 314 by a third party to the effect that such Pfizer Patent Rights and Joint Patent Rights are invalid, unenforceable or otherwise not infringed by a generic version of the applicable [**]), bring suit against any infringer, Icagen shall have the right to bring suit for such alleged infringement;

(iv)	If Pfizer requests that Icagen assume responsibility for the filing, prosecution and maintenance of Pfizer Patent Rights and/or Joint Patent Rights that Cover any such [**], Icagen shall assume such responsibilities at Icagen’s expense; provided that Icagen may elect not to assume or to discontinue performance of such responsibilities with respect to particular Pfizer Patent Rights and/or Joint Patent Rights, in which event the license granted to Icagen in Section 10.4(c)(ii) above shall terminate as to such Pfizer Patent Rights and/or Joint Patent Rights;

(v)	Pfizer shall as soon as reasonably practicable:

(A)	when an IND has already been filed by Pfizer, provide all assistance reasonably requested by Icagen in establishing Icagen as sponsor of clinical trials of such [**], including,

if necessary, transferring INDs (and their foreign equivalents) to Icagen, and

(B)	transfer ownership of all NDA applications and approvals to Icagen in accordance with 21 C.F.R. § 314.72 (and their foreign equivalents in accordance with applicable foreign regulations) relating to such [**], and

(C)	deliver to Icagen copies of all governmental or regulatory filings and approvals (including all INDs and NDAs (and their foreign equivalents)), and all correspondence with the FDA (and its foreign equivalents) relating to such [**], and

(D)	deliver to Icagen a copy of the clinical human experience database and copies of any regulatory submissions and any correspondence with the FDA (and its foreign equivalents) relating to such [**], and

(E)	deliver to Icagen copies of audited preclinical study reports and the audited in vivo animal study data referenced in such reports (including ADME in vivo data) used for regulatory submissions and correspondence relating to such [**]; and

(F)	deliver to Icagen copies of audited reports relating to drug substance and drug product including Certificates of Analysis, polymorphs, starting materials, impurities, release criteria, formulation and the like; and

(G)	with respect to [**], deliver to Icagen copies of the foregoing without regard to whether such reports, referenced data and other information have been audited or used for regulatory submissions, unless such reports, referenced data and information are in draft format and only if such reports, referenced data and other information are reasonably required for future regulatory submissions and correspondence;

and Pfizer shall, and hereby does, grant to Icagen, its Affiliates and licensees the right to use all of the foregoing in connection with the development and commercialization of such [**];

(vi)

If as of the date of the notice of termination or discontinuation, as the case may be, Pfizer or a Pfizer Affiliate has successfully engaged in the manufacture of any such [**], or has established a third party supplier of any such [**] which has successfully engaged in the manufacture of any such [**], Pfizer or such Affiliate shall, if requested by Icagen and at Icagen’s expense, use Commercially Reasonable Efforts to [**] as follows: (A) in the case of [**], until the later to occur of (x) [**], or (y) [**], (B) in the case of [**], for such time [**] or (C) in the case of [**];

(vii)	Nothing in this Section 10.4(c) shall obligate Pfizer to (x) initiate further studies or complete any ongoing study or report in respect of such [**] beyond the date of termination or discontinuation, or (y) provide any Chemistry Manufacturing and Control procedures or other related documents [**];

(viii)	Icagen will not develop or commercialize any [**] reverting to Icagen under this Section 10.4(c) the development of which was terminated by Pfizer because of either (x) action by the U.S. Food and Drug Administration, or other regulatory body, requiring termination of such development or (y) a reasonable, good faith determination by Pfizer, and written communication of such determination to Icagen, that the [**] is unsafe for further development in any patient population for which Icagen would otherwise develop such [**].

(ix)	Notwithstanding the foregoing, with respect to any Pfizer Technology that Pfizer acquired from a third party and is required to license to Icagen hereunder, (x) Pfizer shall only be required to grant Icagen rights to such Pfizer Technology to the extent permitted under its agreement with such third party, and (y) Icagen shall be responsible for all payments to such third party under such third party agreement which become due after the termination date to the extent such payments relate to the use of such Pfizer Technology with any [**], and Icagen shall execute such documentation reasonably satisfactory to Pfizer to such effect.

10.5 Bankruptcy. All rights granted under this Agreement are, for the purposes of Article 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101 of the U.S. Bankruptcy Code. The parties agree that:

(a)	Rights and Elections. Each party, as licensee, will retain—and may fully exercise—all of its rights and elections under the U.S. Bankruptcy Code, or equivalent legislation in any other jurisdiction.

(b)	Delivery of Intellectual Property. In the event a bankruptcy proceeding is commenced by or against a party under the U.S. Bankruptcy Code, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) the intellectual property and its embodiments licensed to such other party under this Agreement. If such intellectual property and its embodiments are not already in such other party’s possession, they must be promptly delivered to such other party at such other party's request when the bankruptcy proceeding is commenced, unless the party in bankruptcy elects to continue to perform all of its obligations under this Agreement.

11. REPRESENTATIONS AND WARRANTIES.

11.1 Icagen and Pfizer Representations and Warranties. Icagen and Pfizer each represents and warrants to the other as follows:

(a)	It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware.

(b)	It is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and it has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

(c)	The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulations, order, writ, judgment, injunctions, decree, determination award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

(d)	This Agreement is a legal, valid and binding obligation enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor’s rights generally.

(e)	It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

(f)	It has good and marketable title to, or valid leases for, all of its tangible properties, rights and assets necessary for the fulfillment of its responsibilities under the Research Program, subject to no claim of any third party other than the relevant lessors or licensors.

(g)	It has the right to grant the licenses granted pursuant to this Agreement, and the licenses so granted do not conflict with or violate the terms of any agreement between it and any third party.

11.2 Icagen Representations, Warranties and Covenants.

(a)	Icagen hereby represents and warrants to Pfizer that there are no adverse proceedings, claims or actions pending, or, to the best of Icagen’s knowledge, threatened, relating to the Icagen Technology, and, at the time of disclosure and licensing thereof to Pfizer, Icagen shall, to the best of its knowledge, have the full right, title and legal capacity to disclose and license the Icagen Technology without violation the rights of any third party.

(b)	Throughout the Term, Icagen shall:

(i)	Subject to Icagen’s right to assign this Agreement as set forth in Section 14.7 (after which this Section 11.2(b)(i) shall apply to Icagen’s assignee and not to Icagen), maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of its business and operations or the ownership of its properties.

(ii)	Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program.

(iii)	Maintain and preserve its licenses [**], except to the extent that Pfizer’s rights under this Agreement would not be adversely affected by not doing so or that any failure to so maintain and preserve such licenses results from acts or omissions by Pfizer or any of its Affiliates or sublicensees.

11.3 Covenants of Pfizer Other Than Reporting Requirements. Throughout the Term:

(a)	Subject to Pfizer’s right to assign this Agreement as set forth in Section 14.7 (after which this Section 11.2(b)(i) shall apply to Pfizer’s assignee and not to Pfizer), Pfizer shall maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of its business and operations or the ownership of its properties.

(b)	Pfizer shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program.

(c)	If Pfizer grants a sublicense pursuant to Section 3.4, Pfizer shall guarantee that any sublicensee fulfills all of Pfizer's obligations under this Agreement; provided, however, that Pfizer shall not be relieved of its obligations pursuant to this Agreement.

12. INDEMNIFICATION. Pfizer and Icagen will indemnify, defend and hold harmless the other party and its Affiliates and their respective agents, directors, officers and employees (collectively, “Indemnified Parties”) from and against any and all damages, settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party against any such Indemnified Party based on any breach by the indemnifying party or the indemnifying party’s agents, employees, or officers related to its obligations under this Agreement; provided, however, that such indemnification, defense and hold harmless obligations shall not apply (i) if the claim is found to be based upon the gross negligence, recklessness or wilful misconduct of the Indemnified Party; or (ii) if the Indemnified Party fails to give the indemnifying party prompt notice of any claim it receives and such failure materially prejudices the indemnifying party with respect to any claim or action to which its obligation pursuant to this Section applies. Notwithstanding anything to the contrary in the foregoing, each party hereby expressly agrees to indemnify, defend and hold harmless the other party (and all officers, directors, agents and Affiliates of the other party) from and against any and all claims of a third party arising from clinical trials pursued by the indemnifying party or its Affiliates or sublicensees or the making, having made, use, offer for sale, sale or importation of Products by or on behalf of the indemnifying party or its Affiliates or sublicensees, including without limitation any such claims based on personal injury, death or other product liability or infringement of third party intellectual property rights. Icagen shall further indemnify, defend and hold harmless all Pfizer Indemnified Parties from and against any and all damages, settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party with regard to the use by Icagen of any information provided by Pfizer under Section 10.4(c) or Icagen’s development and commercialization of any Candidate Compound or Product reverting to Icagen under Section 10.4(c). The indemnifying party, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the exclusive right to settle same on such terms and conditions it deems advisable; provided that it shall not settle any such claim or action in any manner that would impose any obligation or liability on any Indemnified Party without the prior consent of such Indemnified Party.

IN NO EVENT SHALL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE, SUFFERED BY PFIZER, ICAGEN OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, EXCEPT (A) TO THE EXTENT OF ANY SUCH DAMAGES PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, AND (B) FOR PURPOSES OF INDEMNIFICATION PURSUANT TO THIS SECTION 12, IN THE EVENT OF AN INTENTIONAL AND WILLFUL BREACH IN BAD FAITH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT BY ICAGEN OR PFIZER (AS THE CASE MAY BE) CONTAINED IN THIS AGREEMENT; PROVIDED THAT THIS SECTION SHALL NOT RELIEVE EITHER PARTY FROM ITS PAYMENT OBLIGATIONS UNDER THIS AGREEMENT.

13. NOTICES. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated by the receiving party from time to time:

If to Pfizer:	Pfizer Global R&D Headquarters, 50 Pequot Avenue, New London, CT 06320

Attn.: Executive Vice President, PGRD

Telefacsimile: (860) 715-7642

With a copy to:	General Counsel, PGRD

Telefacsimile: (860) 732-1843

Invoices should be sent to the attention of [**] at the following address: Pfizer Inc, NASS – A/P, PO Box 341804, Bartlett, TN 38184-1804.

If to Icagen:	Icagen, Inc., 4222 Emperor Boulevard, Suite 350, Durham, NC 27703

Attn: President

Telefacsimile: (919) 941-0813

With a copy to:	WilmerHale, 60 State Street, Boston, MA 02109

Attn.: David E. Redlick, Esq.

Telefacsimile: (617) 526-5000

Notices shall be deemed given as of the date received.

14. MISCELLANEOUS.

14.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

14.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

14.4 Entire Agreement; Amendment; Waiver. This Agreement contains the complete understanding of the parties with respect to the parties’ development and commercialization of Compounds and Products and supersedes all prior understandings and writings relating to such subject matter. In the event of any conflict between the terms of this Agreement and the Research Plan, the terms of this Agreement shall control. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York.

14.6 No Third Party Beneficiaries. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

14.7 Assignment and Successors. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

14.8 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a party, such party agrees to cause its Affiliates to perform such obligations.

14.9 Force Majeure. Neither Pfizer nor Icagen shall be liable for failure of delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to nature disasters or any causes reasonably beyond the control of Pfizer or Icagen.

14.10 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PFIZER INC		ICAGEN, INC.

By:	/s/ John LaMattina	By:	/s/ P. Kay Wagoner
P. Kay Wagoner, Ph.D.
Title:	President, PGRD	Title:	President and Chief Executive Officer
Date:	08/13/07	Date:	August 13, 2007

Exhibit A

Permitted Disclosures

•	Publication of filed patent applications as required by the appropriate patent granting authority and issuance of patents

•	Filing and acceptance of filing of applications for regulatory approvals of Products

•	Regulatory approvals of Products

•	Completion or initiation of clinical trials of Products and top line results thereof

•	Completion of patient enrollment for Phase II Trials and Phase III Trials of Products

•	Development, regulatory and commercialization milestone achievements and/or payments under this Agreement

•	Presence and participation at scientific or financial forums, subject to the provisions of Section 6.2

•	Announcement of data regarding Compounds and Products at scientific or financial forums, subject to the provisions of Section 6.2

Exhibit B

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”) is entered into as of August 13, 2007, by and between ICAGEN, INC., a Delaware corporation having an office at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (the “Company”), and PFIZER INC, a Delaware corporation having an office at 235 East 42nd Street, New York, New York (“Pfizer”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, the Company and Pfizer are entering into a collaboration relationship (the “Collaboration Relationship”), as set forth in a Collaborative Research and License Agreement of even date herewith between Pfizer and the Company (the “Collaboration Agreement”) and other documents referred to in the Collaboration Agreement.

B. In connection with the various agreements setting forth the terms and conditions of the Collaboration Relationship, Pfizer has agreed to purchase from the Company, and the Company has agreed to issue and sell to Pfizer, upon the terms and conditions stated in this Agreement, up to a maximum of $15,000,000 of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

C. As set forth herein, the Company has agreed to provide certain registration rights with respect to the shares of Common Stock to be issued and sold pursuant to this Agreement under the Securities Act of 1933, as amended (the “Securities Act”).

D. The Company and Pfizer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act.

E. In consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Pfizer hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF COMMON STOCK

1.1. Initial Purchase and Sale of Common Stock. At the First Closing (as defined below) the Company will issue and sell to Pfizer, and Pfizer will purchase from the Company, 2,688,172 shares of Common Stock. The aggregate number of shares of Common Stock to be purchased at the First Closing is hereinafter referred to as the “Initial Shares”. The purchase price for each Initial Share shall be $1.86, which is the closing bid price of the Common Stock as reported on the Nasdaq Global Market as the 4:00 p.m. Eastern Time closing bid price on the business day preceding the execution of this Agreement, being August 10, 2007 (the “Initial Purchase Price”).

1.2. Put Option. For a period beginning on the First Closing Date (as defined below) and ending on the first to occur of (1) the date that is 18 months after the First Closing Date, (2) the termination of the Collaboration Agreement and (3) the termination of the Research Term

(as defined in the Collaboration Agreement) (the “Put Period”), the Company shall have the right and option, exercisable in its sole discretion, to issue and sell to Pfizer, and Pfizer shall be required to purchase from the Company, up to an additional $10,000,000 of Common Stock (the “Put Shares” and, together with the Initial Shares, the “Shares”) pursuant to the terms of this Section 1.2 (the “Put Option”). The Company shall exercise the Put Option in a single tranche, provided that, if the limitation set forth in paragraph (c) below restricts the Company from exercising the Put Option for an aggregate purchase price of $10,000,000 in a single tranche, the Company may exercise the Put Option in two tranches, in which case the first tranche shall be exercisable for the maximum number of Put Shares issuable subject to the limitation set forth in paragraph (c) below and the second tranche shall be exercisable for the remainder of the Put Period for the maximum number of Put Shares then issuable at an aggregate purchase price equal to the difference between $10,000,000 and the aggregate purchase price for the Put Shares issued in the first tranche, subject to the limitation set forth in paragraph (c) below.

(a) Notice of Exercise of Put Option. The Company may elect to exercise the Put Option, in whole or in part, by providing Pfizer with written notice of such intent to exercise (the date of any such notice, a “Put Exercise Date”). Any such notice (each, a “Put Exercise Notice”) shall include (i) the purchase price of each Put Share to be acquired at such Subsequent Closing (as defined below), which shall be equal to the closing bid price of the Common Stock as reported on the Nasdaq Global Market as the 4:00 p.m. Eastern Time closing bid price on the business day prior to the Put Exercise Date, (ii) the number of Put Shares to be issued to and purchased by Pfizer at such Subsequent Closing, (iii) the aggregate purchase price of the Put Shares to be acquired at such Subsequent Closing and (iv) the anticipated Closing Date (as defined below) for such Subsequent Closing.

(b) Restrictions on Exercise. The Company shall not exercise the Put Option during any period beginning on the date on which the Company becomes aware of a Material Development (as defined below) and ending upon the completion of the second full trading day after the public announcement of such Material Development (or such earlier date as the Company concludes that the matters giving rise to such Material Development no longer constitute a Material Development). For the purposes of this Agreement, “Material Development” means a development that would have a material adverse effect upon the business, assets, financial condition or results of operations of the Company. In this context, a Material Development is not generally known to the public and is information that a reasonable investor would consider important in making a decision to purchase or sell Common Stock. In addition, the Company shall not exercise the Put Option during any period when (i) the Company’s shares of Common Stock are not listed on any U.S. national securities market or exchange, (ii) a stop order or suspension of trading shall have been imposed by the Securities and Exchange Commission (the “SEC”) or any other governmental body with respect to public trading in the Common Stock, (iii) a bankruptcy proceeding has been commenced against the Company and not dismissed within 90 days thereof or (iv) an Event of Termination (as defined in the Collaboration Agreement) caused by Icagen pursuant to Section 11.2(a) or 11.2(b) of the Collaboration Agreement has occurred and remains unremedied following notice by Pfizer to Icagen, prior to the applicable Put Exercise Date, of the existence of such Event of Termination.

(c) Exercise Limitation. In no event shall the Company be permitted to exercise the Put Option to the extent that, upon such exercise, the number of Put Shares issuable

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in such Subsequent Closing would cause the number of shares of Common Stock beneficially owned by Pfizer to exceed 19.99% of the total number of shares of Common Stock of the Company issued and outstanding as of the applicable Put Exercise Date on a post-transaction basis. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder (the “Exchange Act”).

1.3. Adjustment. The number of Initial Shares to be purchased by Pfizer at the First Closing pursuant to Section 1.1 and the number of Put Shares to be purchased by Pfizer at any Subsequent Closing pursuant to Section 1.2 shall be proportionately adjusted for any subdivision or combination of Common Stock (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise).

1.4. The Closings.

(a) The closing of the sale of the Initial Shares to Pfizer (the “First Closing”) will take place on the fifth business day after the “Effective Date” of the Collaboration Agreement, as defined therein, upon the delivery of the following closing deliverables (the “First Closing Date”). At the First Closing: (i) the Company shall deliver to Pfizer an opinion, dated as of the First Closing Date, from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, in substantially the form attached hereto as Exhibit A; (ii) the Company shall file or have filed with The Nasdaq Stock Market, Inc. (“Nasdaq”) the Notification Form: Listing of Additional Shares with respect to the Shares in accordance with the rules of Nasdaq; (iii) the Company shall deliver to Pfizer a certificate of the Secretary of the Company, dated as of the First Closing Date, certifying as to the incumbency and signatures of the officers executing this Agreement and the resolutions of the Company’s Board of Directors approving this Agreement and the transactions contemplated hereby; (iv) Pfizer shall pay the aggregate Initial Purchase Price of $4,999,999.92 by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to Pfizer prior to the First Closing; and (v) the Company shall deliver to its transfer agent irrevocable instructions to issue to Pfizer one or more stock certificates registered in the name of Pfizer evidencing the Initial Shares.

(b) The closing of any sale of Put Shares to Pfizer (each, a “Subsequent Closing”) will take place on the fifth business day after the date of the Put Exercise Notice (a “Subsequent Closing Date”; each of the First Closing Date and any Subsequent Closing Date being a “Closing Date” and collectively the “Closing Dates”). At each Subsequent Closing: (i) Pfizer will pay the aggregate purchase price of the Put Shares to be acquired at such Subsequent Closing as set forth in the Put Exercise Notice by wire transfer of immediately available funds in accordance with wire instructions previously provided by the Company to Pfizer and (ii) the Company shall deliver to its transfer agent irrevocable instructions to issue to Pfizer one or more stock certificates registered in the name of Pfizer evidencing the Put Shares to be acquired at such Subsequent Closing.

(c) Each Closing will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 or at such other time and place or such other manner as shall be agreed upon by the Company and Pfizer. The stock certificates

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evidencing Shares issued at each Closing shall bear an appropriate legend referring to the fact that such Shares have not been registered under the Securities Act.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Pfizer that, as of the date hereof, except as set forth in those SEC Documents (as defined below) listed on Exhibit B:

2.1. Subsidiaries. The Company has no direct or indirect subsidiaries.

2.2. Organization and Qualification. The Company is duly organized and validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable). The Company has full corporate power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business, except where the failure to be so registered or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect, and to the Company’s knowledge, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. As used in this Agreement, “Material Adverse Effect” means a material adverse effect upon the business, assets, financial condition or results of operations of the Company.

2.3. Due Authorization. The Company has all requisite corporate power and authority and has taken all requisite corporate action necessary to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Pfizer, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) to the extent rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.4. Non-Contravention. The execution and delivery by the Company of this Agreement, the issuance and sale of the Common Stock to be sold by the Company under this Agreement, and, subject to the Listed Exceptions (as defined below) the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated hereby will not (A) conflict with or constitute a violation of, or default (with or without the giving of notice or the passage of time or both) under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which it or its properties are bound, (ii) the Restated Certificate of Incorporation, as amended to date, or the Amended and Restated Bylaws, as amended to date, of the Company, or

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(iii) any law, published regulation, ordinance or order of any court of competent jurisdiction or governmental agency, arbitration panel or other governmental authority or Nasdaq applicable to the Company or its properties, except, in the case of clauses (i) and (iii) only, for such conflicts, violations or defaults as would not reasonably be expected to have a Material Adverse Effect, or (B) result in the creation or imposition of any lien, encumbrance, security interest or similar restriction upon any of the properties or assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any bond, debenture, note or other evidence of indebtedness or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, except for such liens, encumbrances, security interests, restrictions or acceleration of obligations as would not reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, self-regulatory organization, stock exchange or market, or other governmental body in the United States is required for the execution and delivery of this Agreement or the valid issuance and sale of the Common Stock to be sold pursuant to this Agreement, except for the Company’s obligation with respect to (a) compliance with the securities and blue sky laws in the states in which the Shares are offered and/or sold, (b) the filing of the Registration Statement (as defined below) with the SEC as contemplated by ARTICLE V of this Agreement, (c) the filing of a Notice of Sale of Securities on Form D with the SEC under Regulation D of the Securities Act, (d) all required filings with Nasdaq and (e) those consents, approvals, orders or authorizations of or registrations, qualifications, designations, declarations or filings with, any federal, state, or local governmental authority on the part of the Company that have been obtained and will be in effect as of the applicable Closing Date (collectively, the “Listed Exceptions”), all of which Listed Exceptions the Company has complied with or will comply with in a timely fashion.

2.5. Reporting Status. The Company has filed, within the meaning ascribed to such term in General Instruction B to Form 8-K of the SEC rules, in a timely manner all documents that the Company was required to file under the Exchange Act, since February 8, 2005, the date of its initial public offering (the “SEC Documents”). The SEC Documents complied as to form in all material respects as of their respective filing dates with the applicable requirements of the Exchange Act and the rules of the SEC thereunder. None of the SEC Documents as of the respective filing dates thereof contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.6. Capitalization. The authorized capital stock of the Company as of July 31, 2007, consisted of 120,000,000 shares of Common Stock, of which 38,000,153 shares were issued and outstanding as of such date, and 10,000,000 shares of blank check preferred stock, $0.001 par value per share, none of which have been designated. Options to purchase an aggregate of 4,850,372 shares of Common Stock, warrants to purchase an aggregate of 5,363,256 shares of Common Stock and 222,838 restricted stock units were outstanding as of July 31, 2007. Except as disclosed in or contemplated by the SEC Documents, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into and exercisable and exchangeable for, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights,

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convertible securities or obligations other than options granted under the Company’s stock plans. The issued and outstanding shares of the Company’s capital stock have been, and the Shares will be, when issued and paid for in accordance with the Agreement, duly authorized and validly issued, fully paid and nonassessable, and have been, and, with respect to the Shares (assuming the accuracy of the representations and warranties of Pfizer in ARTICLE III), will be, issued in compliance with all applicable federal and state securities laws, and were not, and, with respect to the Shares, will not be, issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. No holder of Common Stock is entitled to preemptive or similar rights.

2.7. Legal Proceedings. Except as disclosed in the SEC Documents, as of the date hereof there is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the actual knowledge of the Company, threatened against the Company wherein an unfavorable decision, ruling or finding would reasonably be expected to (i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement, or (ii) have a Material Adverse Effect.

2.8. No Violations. The Company is not in violation of any material provision of its Restated Certificate of Incorporation, as amended to date, or its Amended and Restated Bylaws, as amended to date, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect, or is in default (and, to the Company’s knowledge, there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in any material respect in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company is a party or by which the Company is bound or by which the properties of the Company are bound, which default would be reasonably expected to have a Material Adverse Effect.

2.9. Governmental Permits, Etc. The Company possesses all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of its business as currently conducted, except where such failure to possess would not reasonably be expected to have a Material Adverse Effect.

2.10. Intellectual Property. The Company owns or possesses sufficient rights to use all patents, trademarks, copyrights, licenses, inventions, trade secrets and trade names that are currently necessary for the conduct of its business as now conducted (the “Company Intellectual Property”), except where the failure to own or possess would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice of, or have any actual knowledge of, any infringement by the Company of intellectual property rights of any third party that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and the Company has not received any written notice of any infringement by a third party of any Company Intellectual Property that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

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2.11. Financial Statements. The financial statements of the Company and the related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and originally filed with the SEC on March 6, 2007, as amended on April 27, 2007 (the “Company’s 10-K”), and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and filed with the SEC on August 7, 2007 (the “Company’s 10-Q”) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods therein specified. Except as set forth in such financial statements (or the notes thereto), and except for the omission of footnotes or as otherwise permitted by the SEC’s rules and instructions regarding unaudited interim financial statements, such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods therein specified.

2.12. Sarbanes-Oxley Act. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Sections 302 and 906 thereof relating to certifications.

2.13. No Material Adverse Change. Since the date of the Company’s 10-Q, except as described or referred to in the SEC Documents and except for cash expenditures in the ordinary course of business, there has not been (i) any change, event, circumstance or development that has resulted in a Material Adverse Effect, (ii) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, or (iii) any loss or damage (whether or not insured) to the physical property of the Company that has resulted in a Material Adverse Effect.

2.14. No Manipulation of Stock. The Company has not taken and will not, in violation of applicable law, take, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

2.15. Insurance. The Company carries, or is covered by, insurance of the types and in the amounts that the Company reasonably believes is adequate for its business as currently conducted and as is customary for similarly sized companies engaged in similar businesses in similar industries.

2.16. Tax Matters. The Company has timely filed all material federal, state, local and foreign income and franchise and other tax returns required to be filed by any jurisdiction to which it is subject and has paid all taxes due in accordance therewith, except where the failure to so timely file or pay would not reasonably be expected to result in a Material Adverse Effect, and no tax deficiency has been determined adversely to the Company which has had, nor does the Company have any knowledge of any tax deficiency which, if determined adversely to the Company, would reasonably be expected to have, a Material Adverse Effect.

2.17. Investment Company. The Company is not an “investment company” within the meaning of such term under the Investment Company Act of 1940 and the rules and regulations of the SEC thereunder.

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2.18. No Registration, Integration, etc. Assuming the accuracy of the representations and warranties made by, and compliance with the covenants of Pfizer in ARTICLE III hereof, no registration of the Shares under the Securities Act is required in connection with the offer and sale of the Shares by the Company to Pfizer as contemplated by this Agreement. Neither the Company nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act, including, without limitation, integration of the offering of Shares with any prior offering under the Securities Act. The Company is currently eligible to register the resale of Common Stock pursuant to a registration statement on Form S-3 under the Securities Act.

2.19. Related Party Transactions. Except as set forth in the SEC Documents, since January 1, 2007, no transaction has occurred between or among the Company, on the other hand, and its affiliates, officers or directors or any affiliates of any such officer or director, on the other hand, that is required to be disclosed pursuant to Item 404 of Regulation S-K.

2.20. Nasdaq Continued Listing Requirements. The Company is as of the date hereof in compliance with applicable Nasdaq continued listing requirements. As of the date hereof there are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq.

ARTICLE III

PFIZER REPRESENTATIONS, WARRANTIES AND COVENANTS

Pfizer represents, warrants, covenants and acknowledges to the Company, with respect to itself and its purchase hereunder, that:

3.1. Securities Law Representations and Warranties.

(a) Pfizer (i) is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, (ii) has the knowledge, sophistication and experience necessary to make, and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of investments in securities issued by the Company and investments in comparable companies, (iii) can bear the economic risk of a total loss of its investment in the Shares and (iv) has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares.

(b) Pfizer is acquiring the Shares in the ordinary course of its business and for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof and has no intention of selling or distributing any of such Shares or any arrangement or understanding with any other persons regarding the sale or distribution of such Shares except in accordance with the provisions of ARTICLE V and except as would not result in a violation of the Securities Act.

(c) Pfizer was not organized for the specific purpose of acquiring the Shares.

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(d) Pfizer understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of Pfizer’s investment, and Pfizer has full cognizance of and understands all of the risk factors related to Pfizer’s purchase of the Shares. Pfizer understands that the market price of the Common Stock can be volatile and that no representation is being made as to the future value of the Common Stock.

(e) Pfizer is organized under the laws of the State of Delaware and has a principal office in the State of New York.

(f) Pfizer will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, applicable foreign and state securities laws and the respective rules and regulations promulgated thereunder.

(g) Pfizer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Pfizer’s compliance with, representations, warranties, agreements, acknowledgements and understandings of Pfizer set forth herein in order to determine the availability of such exemptions and the eligibility of Pfizer to acquire the Shares.

(h) Pfizer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of an investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares pursuant to this Agreement.

(i) Pfizer acknowledges that the Company has represented that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issuance of the Shares, in any jurisdiction outside the United States where action for that purpose is required. If Pfizer is located or domiciled outside the United States, it agrees to comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

(j) Pfizer understands that no disclosure or offering document will be provided or prepared in connection with the offer and sale of the Shares.

(k) Pfizer acknowledges that the Company is required to file reports containing certain business and financial information with the SEC pursuant to the reporting requirements of the Exchange Act, and that Pfizer is able to obtain copies of the SEC Documents filed through the date hereof.

(l) Pfizer has been furnished with all materials relating to the business, financial condition, results of operations, properties, management, operations and prospects of the Company and materials relating to the terms and conditions of the offer and sale of the Shares that have been requested by Pfizer. Pfizer has been afforded the opportunity to ask

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questions of the Company and has received answers from an authorized representative of the Company that are satisfactory to Pfizer for purposes of confirming Pfizer’s diligence and investigation of the Company. Neither such inquiries nor any other investigation conducted by or on behalf of Pfizer or its representatives or counsel shall modify, amend or affect Pfizer’s right to rely on the Company’s representations and warranties contained herein. Notwithstanding the foregoing, in entering into this Agreement, Pfizer represents that it is relying solely on the representations, warranties, covenants and agreements set forth in this Agreement, which document supersedes and replaces any other written or oral information communicated to Pfizer. Pfizer acknowledges that no third party has made or will make any representation or warranty to Pfizer regarding the adequacy or completeness for Pfizer’s purposes of the information Pfizer has requested.

(m) Pfizer has made its own assessment and is satisfied concerning the relevant tax, legal and other economic considerations relevant to Pfizer’s investment in the Shares and has independently evaluated the merits of its decision to purchase Shares pursuant to this Agreement.

(n) Pfizer acknowledges that its decision to purchase Shares pursuant to this Agreement has been made by Pfizer independently. Pfizer is not in any way acting in concert with or as a group with any third party with respect to (i) the purchase or ownership of the Shares or (ii) the other transactions contemplated by this Agreement. Pfizer acknowledges that no third party has acted as agent for Pfizer in connection with making its investment hereunder and that no third party will be acting as agent of Pfizer in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement.

3.2. Legends. Pfizer understands that the Shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM.

The foregoing legend shall be removed from the certificates representing the Shares, and the Company shall deliver irrevocable instructions to the Company’s transfer agent that a certificate without such legend shall be delivered to Pfizer of such Shares, if (i) (A) the resale of such Shares are registered under the Registration Statement contemplated by ARTICLE V, the Registration Statement is effective for such transfer and a prospectus meeting the requirements of Section 10 of the Securities Act is available with respect to such Shares or (B) the Shares are eligible to be sold pursuant to Rule 144(k) of the Securities Act or any successor rule and (ii) Pfizer delivers to the Company or its transfer agent the legended certificate(s) for such shares and customary representations with respect to the shares as reasonably requested by the Company. If the Company is required to issue unlegended certificates pursuant to this Section

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3.2, the Company shall use its reasonable best efforts to (i) cause its counsel to deliver to the Company’s transfer agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act and (ii) deliver or cause to be delivered to Pfizer or its transferee a certificate representing such shares that is free from all restrictive and other legends within five business days of the submission by Pfizer of the legended certificates and the representations required for consummation of such transaction.

3.3. Authorization; Enforcement; Validity. Pfizer has full right, power, authority and capacity (corporate, statutory or otherwise) to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The making and performance of this Agreement by Pfizer and the consummation by Pfizer of the transactions herein contemplated will not violate any provision of the organizational documents of Pfizer or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which Pfizer is a party, or any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to Pfizer. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required on the part of Pfizer for the execution and delivery of this Agreement or the consummation by Pfizer of the transactions contemplated by this Agreement. There is not in effect any order enjoining or restraining Pfizer from entering into or engaging in any of the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding obligation of Pfizer enforceable against Pfizer in accordance with its terms, except (i) to the extent rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4. Certain Trading Limitations. Pfizer (i) represents that on and from the date Pfizer first began discussions with the Company regarding establishing the Collaboration Relationship until the date hereof neither it nor anyone acting on its behalf has, and (ii) covenants that for the period commencing on the date hereof and ending on the later of (A) the first anniversary of the First Closing Date and (B) the Subsequent Closing Date of the second tranche of the Put Option, if the limitation set forth in Section 1.2(c) restricts the Company from exercising the Put Option for an aggregate purchase price of $10,000,000 in a single tranche, or the Subsequent Closing Date of the sole tranche of the Put Option, if the Company is not so restricted by the limitation in Section 1.2(c) (the date described in this clause (B) being hereinafter referred to as the “Trading Limitation Date”), neither it nor anyone acting on its behalf will, engage in any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in, or be characterized as, a sale, an offer to sell, a solicitation of offers to buy, disposition of, loan, pledge or grant of any right with respect to (collectively, a “Disposition”) the Common Stock of the Company by Pfizer or any other person or entity; provided, however, that (a) Dispositions will be permissible if the Collaboration Agreement or Research Term (as defined in the Collaboration Agreement) is terminated and (b) after the first anniversary of the First Closing Date, Pfizer shall

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be permitted to sell all of its Shares (along with an assignment of the accompanying registration rights as contemplated by Section 6.13) in a single private transaction exempt from registration under the Securities Act in accordance with the other provisions of this Agreement. Such prohibited hedging or other transactions would include without limitation effecting any short sale or having in effect any short position (whether or not such sale or position is “against the box” and regardless of when such position was entered into) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Common Stock of the Company or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock of the Company. In addition, Pfizer covenants that for the period commencing on the date hereof and ending on the Trading Limitation Date, neither it nor anyone acting on its behalf will buy any Common Stock of the Company, without the prior written consent of the Company, other than pursuant to Section 1.2 of this Agreement.

3.5. No Sale of Shares. Pfizer hereby covenants with the Company not to make any sale of the Shares without (i) complying with the provisions of this Agreement, including Section 5.4 hereof, and (ii) satisfying the requirements of the Securities Act and the rules and regulations promulgated thereunder, including, without limitation, if applicable, causing the prospectus delivery requirement under the Securities Act to be satisfied if Pfizer is notified by the Company pursuant to Section 5.2(c) hereof that the conditions specified in Rule 172(c) of the Securities Act were not satisfied and, as a result thereof, Pfizer is required to deliver a Prospectus (as defined below) in connection with any disposition of Registrable Securities (as defined below). Pfizer acknowledges that there may occasionally be times when the Company determines that, subject to the limitations of Section 5.5, it must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC, an appropriate report has been filed by the Company with the SEC pursuant to the Exchange Act or until the Company has amended or supplemented such prospectus. Pfizer hereby covenants that it will not sell any Shares pursuant to the Registration Statement during the period commencing at the time at which the Company gives Pfizer written notice of any Suspension, as defined in Section 5.5, of the use of the Registration Statement and ending at the time the Company gives Pfizer written notice that Pfizer may thereafter effect sales pursuant to the Registration Statement.

3.6. Voting. Pfizer shall, and hereby does, constitute and appoint the President and the Treasurer of the Company, and each of them, with full power of substitution, as the proxies of Pfizer with respect to matters on which Pfizer is entitled to vote as a holder of Common Stock, and hereby authorizes each of them to represent and to vote (i) all of Pfizer’s Shares with respect to matters other than a merger or acquisition of the Company, the disposition of all or substantially all of the Company’s assets, or a change of control of the Company, and (ii) if on the record date for any vote of Common Stock of the Company Pfizer holds greater than 10% of the outstanding shares of Common Stock, any of Pfizer’s Shares in excess of the number of shares equal to 10% of the outstanding shares of Common Stock, with respect to matters related to a merger or acquisition of the Company, the disposition of all or substantially all of the Company’s assets, or a change of control of the Company, in the same manner and in the same proportion as shares of Common Stock held by other shareholders of the Company are voted on such matters. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company in connection with the

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transactions contemplated by this Agreement and the Collaboration Agreement and, as such, is coupled with an interest and shall be irrevocable. Pfizer hereby revokes any and all previous proxies with respect to voting such Shares and shall not hereafter purport to grant any other proxy or power of attorney with respect to voting any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares. Notwithstanding the foregoing, if both (a) the Company issues Common Stock that represents more than 10% of the then outstanding Common Stock of the Company to a third party strategic investor in connection with a collaboration agreement and (b) the voting rights granted to such third party contain fewer restrictions than those contained in this Section 3.6, then Pfizer’s voting rights herein shall be deemed to be automatically modified so as to make such rights no less favorable to Pfizer than those granted to the third party strategic investor.

3.7. Registration Questionnaire. Pfizer shall provide the Company, at the time it provides the Registration Request (as defined in Section 5.1), with a completed Registration Questionnaire in the form attached hereto as Exhibit C (the “Registration Questionnaire”) for use in preparation of the Registration Statement, and the information contained in such completed Registration Questionnaire shall be true and correct in all material respects as of the date of the Registration Request and will be true and correct on the effective date of the Registration Statement. Pfizer covenants that, upon the Company’s reasonable written request, it will promptly notify the Company of any changes in such information or other information as the Company may reasonably request in connection with any registration referred to in ARTICLE V.

3.8. No Advice. Pfizer understands that nothing in this Agreement or any other materials presented to Pfizer in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Pfizer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

3.9. Patriot Act. Pfizer represents and warrants to, and covenants with, the Company that (i) Pfizer is in compliance with Executive Order 13224 and the regulations administered by the U.S. Department of the Treasury (“Treasury”) Office of Foreign Assets Control, (ii) Pfizer, its subsidiaries, affiliated companies, officers, directors and partners, and to Pfizer’s knowledge, its employees and agents, are not on the List of Specially Designated Nationals and Blocked Persons (“SDN List”) maintained by Treasury and have not been designated by Treasury as a financial institution of primary money laundering concern, (iii) to Pfizer’s knowledge after reasonable investigation, all of the funds to be used to acquire the Shares are derived from legitimate sources and are not the product of illegal activities, and (iv) Pfizer is in compliance with all other applicable U.S. anti-money laundering laws and regulations and has implemented, if applicable, an anti-money laundering compliance program in accordance with the requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act, Pub. L. 107-56.

3.10. Broker-Dealer. Pfizer is not a registered broker-dealer, is not engaged in the business of a broker-dealer and is not an affiliate of a registered broker-dealer.

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3.11. General Solicitation. Pfizer is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding such Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.12. Treatment of Non-Public Information. Pfizer agrees (a) to hold the existence, terms and conditions of this Agreement, the Collaboration Agreement and the transactions contemplated hereby and thereby in confidence and not to disclose the same to any other person until such time as the Company files with the SEC a Current Report on Form 8-K disclosing such matters or publicly announces the same, and (b) to hold certain other matters disclosed to it by the Company in confidence and not to disclose the same to any other person until such time as the Company files with the SEC a report publicly disclosing such information. Pfizer understands that the federal securities laws impose restrictions on trading based on information regarding such matters.

3.13. SEC Reports. Pfizer has reviewed the Company’s 10-K, the Company’s 10-Q and all subsequent filings made by the Company under the Exchange Act.

ARTICLE IV

COVENANTS

4.1. Certain Future Financings and Related Actions. Without the prior consent of Pfizer, the Company shall not cause the sale of the Shares contemplated by this Agreement to be integrated with future offerings by the Company in a manner that would require the registration under the Securities Act of the sale of the Shares to Pfizer.

4.2. Use of Proceeds. The Company intends to use the net proceeds from the sale of the Shares contemplated by this Agreement for the funding of its research and development programs described in the Company’s 10-K and the Company’s 10-Q and otherwise for general corporate purposes.

4.3. Securities Law Compliance. Pfizer covenants and agrees that it will not make any sale, transfer or other disposition of the Shares in violation of federal or state securities laws.

4.4. Listing of Shares on Nasdaq. Promptly following the date hereof, the Company shall take all necessary action to cause the Initial Shares to be listed on the Nasdaq Global Market. Promptly following each Put Exercise Date, the Company shall take all necessary action to cause the applicable Put Shares to be listed on the Nasdaq Global Market no later than the applicable Subsequent Closing Date. Further, if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include in such application the Shares and will take such other action as is necessary to cause such Common Stock to be so listed.

4.5. Publicity. The parties recognize that each party may from time to time desire to issue press releases and make other public statements or disclosures regarding the subject matter of this Agreement. In such event, the party desiring to issue a press release or make a public statement or disclosure shall provide the other party with a copy of the proposed press release,

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statement or disclosure for review and prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, a party may (a) disclose the existence and terms of this Agreement under obligations of confidentiality to agents, advisors, contractors, investors, acquirors and sublicensees, and to potential agents, advisors, contractors, investors, acquirors and sublicensees, in connection with such party’s activities hereunder or its financing or strategic activities and (b) disclose the existence, terms and subject matter of this Agreement where required, as reasonably determined by the disclosing party, by applicable law or regulation, including without limitation the securities laws, by applicable stock exchange or stock market rule or by order of a court or other legal process; provided that, in the case of this clause (b) only, the announcing party shall use reasonable efforts to provide the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release or publication thereof to afford such other party a reasonable opportunity to review and comment upon the proposed text prior to such public announcement; and provided, further, that, the failure of such other party or its counsel to respond to such proposed announcement prior to the scheduled release shall be deemed approval of same and no such review and comment shall inhibit the announcing party from complying with applicable law or regulation, including without limitation the securities laws, applicable stock exchange or stock market rules or an order of a court or other legal process.

ARTICLE V

REGISTRATION OF SHARES; COMPLIANCE WITH THE SECURITIES ACT

5.1. Registration Right. At any time after the later of (a) the first anniversary of the First Closing Date and (b) the Trading Limitation Date, Pfizer may request, in writing, that the Company effect the registration on Form S-3 (or such other form as may be required) (the “Registration Statement”) to enable the resale by Pfizer on an immediate, delayed or continuous basis under Rule 415 of the Securities Act of (i) the Shares and (ii) any shares of Common Stock issued or issuable in respect of the Shares by virtue of any stock split, stock dividend, recapitalization or similar event (the “Registrable Securities”; such request, the “Registration Request”). Notwithstanding the foregoing, the term Registrable Securities shall not include (A) any securities that have been registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with such registration statement, (B) any securities that have been publicly sold pursuant to Rule 144 or (C) any securities that Pfizer may sell or transfer in compliance with Rule 144 under the Securities Act (or any other similar provisions then in force) without any volume or manner of sale restrictions thereunder. The Company shall not be required to effect more than one registration pursuant to this ARTICLE V.

5.2. Registration Procedures and Expenses. Following receipt of the Registration Request, the Company shall:

(a) subject to receipt of necessary information from Pfizer, including the information requested in the Registration Questionnaire, use its reasonable best efforts to prepare and file the Registration Statement with the SEC on or prior to the 30th calendar day following receipt of the Registration Request (the “Filing Date”);

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(b) use its reasonable best efforts, subject to receipt of necessary information from Pfizer, including the information requested in the Registration Questionnaire, to cause the Registration Statement to become effective within 90 calendar days after the Filing Date, or within 120 calendar days after the Filing Date if the SEC determines to review such Registration Statement;

(c) use its reasonable best efforts, subject to the provisions of Section 5.5 below, to (i) comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, (ii) promptly prepare and file with the SEC such amendments and supplements to the Registration Statement, (iii) promptly prepare and file with the SEC the Prospectus, as defined below, including any supplement or amendment thereof, used in connection therewith, (iv) promptly inform Pfizer in writing if, at any time during the Registration Period (as defined below), the Company becomes aware of the fact that it does not satisfy the conditions specified in Rule 172(c) of the Securities Act and, as a result thereof, Pfizer is required to deliver a Prospectus in connection with any disposition of Registrable Securities, and (v) take all such other actions as may be reasonably necessary to keep the Registration Statement current and effective, in each case, for a period (the “Registration Period”) not exceeding the earliest of (A) one year after the Filing Date, (B) the date on which all Registrable Securities then held by Pfizer may be sold or transferred in compliance with Rule 144 under the Securities Act (or any other similar provisions then in force) without any volume or manner of sale restrictions thereunder, or (C) such time as all Registrable Securities held by Pfizer have been sold (1) pursuant to a registration statement, (2) to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (3) in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(d) during the Registration Period, promptly furnish to Pfizer with respect to the Registrable Securities registered for the account of Pfizer under the Registration Statement such reasonable number of copies of the Prospectus as Pfizer may request, including any supplements to or amendments to the Prospectus, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by Pfizer;

(e) during the Registration Period, promptly take such action as may be necessary to qualify, or obtain, an exemption for the Registrable Securities under such of the state securities laws of United States jurisdictions as shall be necessary to qualify, or obtain an exemption for, the sale of the Registrable Securities in states specified in writing by Pfizer; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented, subject itself to general taxation in any such jurisdiction or provide any undertakings that cause the Company undue expense or burden;

(f) bear all expenses in connection with the procedures in paragraphs (a) through (e) and (g) of this Section 5.2 and the registration of the Registrable Securities pursuant to the Registration Statement, regardless of whether a Registration Statement becomes effective, including without limitation: (i) all registration and filing fees and expenses (including filings

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made with Nasdaq); (ii) fees and expenses of compliance with federal securities and state “blue sky” or securities laws; (iii) expenses of printing or copying (including printing certificates for the Registrable Securities and copying Prospectuses); (iv) all application and filing fees, if any, in connection with listing of the Registrable Securities with Nasdaq; and (v) all fees and disbursements of counsel of the Company and independent certified public accountants of the Company; provided, however, that Pfizer shall be responsible for paying the underwriting commissions or brokerage fees, taxes of any kind (including, without limitation, transfer taxes) applicable to any disposition, sale or transfer of Pfizer’s Registrable Securities, and (except as set forth in Section 5.5) fees and expenses, if any, of counsel or other advisors to Pfizer. The Company shall, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties);

(g) during the Registration Period, advise Pfizer promptly, but in any event within two business days, by e-mail, fax or other type of communication, and, if requested by such person, confirm such advice in writing: (i) after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose, or any other order issued by any state securities commission or other regulatory authority suspending the qualification or exemption from qualification of such Registrable Securities under state securities or “blue sky” laws; and it will, subject to the provisions of Section 5.4 below, promptly use its reasonable best efforts to prevent the issuance of any stop order or other order or to obtain its withdrawal at the earliest possible moment if such stop order or other order should be issued; (ii) when the Prospectus or any supplements to or amendments of the Prospectus have been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; and (iii) when the SEC notifies the Company whether there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration Statement (the Company shall provide true and complete copies thereof and all written responses thereto to Pfizer that pertain to Pfizer as Selling Stockholder or to the Plan of Distribution (as defined below), but not information which the Company believes would constitute material and non-public information);

(h) except if otherwise required pursuant to written comments received from the SEC upon a review of such Registration Statement, include in the Registration Statement the “Plan of Distribution” attached hereto as Exhibit D;

(i) neither the Company nor any of its securities holders may include securities of the Company (other than the Shares) in any Registration Statement filed pursuant to this Agreement unless (A) required under the terms of any registration rights provisions set forth in any of the agreements listed as exhibits to the Company’s 10-K or (B) otherwise agreed to by Pfizer, and the Company shall not during the Registration Period enter into any agreement in contravention of the foregoing;

(j) not less than three business days prior to the filing of the Registration Statement or any related Prospectus or any amendment or supplement thereto (other than (i) Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any similar or successor reports or other documents incorporated by reference therein and (ii) any post-effective amendment de-registering Shares at the end of the Registration Period),

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the Company shall furnish to Pfizer copies of the “Selling Stockholder” section of such document, the “Plan of Distribution,” and any risk factor contained in such document that addresses specifically this transaction or Pfizer, as proposed to be filed (the date any such document is provided to Pfizer being hereinafter referred to as the “Notice Date”), which documents will be subject to the review and comment (but not approval) of Pfizer and its counsel; provided that, the failure of Pfizer or its counsel to respond to such proposed documents within two business days after the Notice Date shall be deemed approval of same; and provided, further, that no such review and comment shall inhibit the Company from filing the Registration Statement, any Prospectus or any such amendment or supplement within five business days after the Notice Date or otherwise from complying with its obligations hereunder;

(k) respond as promptly as practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto and, as promptly as practicable, provide to Pfizer copies of all material correspondence from and to the SEC relating to such Registration Statement that would not result in the disclosure to Pfizer of material and non-public information concerning the Company;

(l) comply in all material respects with the provisions of the Securities Act, the Exchange Act and all rules of the SEC promulgated thereunder with respect to the Registration Statement and the disposition of all Registrable Securities covered by the Registration Statement; and

(m) upon any sale of Registrable Securities pursuant to the Registration Statement for the account of Pfizer, cooperate with Pfizer to facilitate the timely preparation and delivery of stock certificates representing such Registrable Securities to be delivered to the transferee thereof pursuant to the Registration Statement, which certificates shall be free of all restrictive legends; provided, that the delivery of such certificates shall be subject to the payment by Pfizer of any transfer taxes, if applicable.

5.3. Registration Defaults.

(a) If the Registration Statement (i) has not been filed within 30 calendar days after receipt of the Registration Request, (ii) has not been declared effective by the SEC within 90 calendar days after the Filing Date, if the SEC determines not to review such Registration Statement, (iii) has not been declared effective by the SEC within 120 calendar days after the Filing Date, if the SEC determines to review such Registration Statement, or (iv) after such Registration Statement is declared effective by the SEC, is suspended by the Company or ceases to remain continuously effective as to all Registrable Securities for which it is required to be effective, other than for the time periods permitted by the last sentence of Section 5.4(c) (each such event referred to in clauses (i), (ii), (iii) and (iv), a “Registration Default “), for any 30-day period or portion thereof (a “Penalty Period “) during which the Registration Default remains uncured (which initial 30-day period shall commence on the date of such Registration Default), the Company shall promptly pay, in cash, to Pfizer 1% of Pfizer’s aggregate purchase price for Pfizer’s Registrable Securities purchased pursuant to this Agreement for each Penalty Period during which the Registration Default remains uncured (a “Registration Penalty”); provided, however, that if Pfizer fails to provide the Company with any information that is required to be provided in the Registration Statement with respect to Pfizer, then the commencement of the

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Penalty Period described above shall be extended until two business days following the date of receipt by the Company of such required information from Pfizer; provided further, that the amount payable to Pfizer hereunder for any partial Penalty Period shall be prorated for the number of actual days during such Penalty Period during which a Registration Default remains uncured; and provided further that in no event shall the Company be required to pay to Pfizer pursuant to this Section 5.3(a) an aggregate amount that exceeds 10% of the aggregate purchase price paid by Pfizer for the Shares. Notwithstanding anything to the contrary contained in this Section 5.3(a), in no event shall the Company be liable to Pfizer for more than one Registration Penalty with respect to the same Registrable Securities during any 30-day period, even if more than one event giving rise to a Registration Penalty occurs during such 30-day period. The payments provided for in this Section 5.3(a) shall constitute Pfizer’s exclusive monetary remedy for any Registration Default, but shall not affect the right of Pfizer to seek injunctive relief.

(b) Rule 415; Cutbacks. Notwithstanding the other provisions of this Agreement, if at any time the SEC takes the position that some or all of the Registrable Securities may not be included in the Registration Statement because (i) the inclusion of such Registrable Securities violates the provisions of Rule 415 under the Securities Act as a result of the number of shares included in such Registration Statement or (ii) the Registrable Securities cannot be sold as an “at the market offering,” the Company shall (A) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (B) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”). No Registration Penalty shall accrue on any Cut Back Shares until such time as the Company is able to effect the registration of the Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date”). From and after the Restriction Termination Date, all of the provisions of this Section 5.3 (including the Registration Penalty provisions) shall again be applicable to the Cut Back Shares; provided, however, that for such purposes the date on which the Registration Request is received shall be deemed to be the Restriction Termination Date.

5.4. Transfer of Securities; Suspension.

(a) Pfizer agrees that it will not effect any Disposition of the Registrable Securities or its right to purchase the Registrable Securities that would constitute a sale within the meaning of the Securities Act or any applicable state securities laws, except as contemplated in the Registration Statement referred to in Section 5.1 or in accordance with the Securities Act, and that, upon the Company’s reasonable written request, it will promptly notify the Company of any changes in the information set forth in the Registration Statement or the Registration Questionnaire regarding Pfizer or its plan of distribution or other information as the Company may reasonably request in connection with any registration referred to in ARTICLE V. The Company shall not be required to file the Registration Statement if Pfizer fails to complete or update the Registration Questionnaire or provide the information requested in the Registration Questionnaire in accordance with this Section 5.4.

(b) Except in the event that paragraph (c) below applies, the Company shall use its reasonable best efforts to, at all times during the Registration Period, promptly prepare and file from time to time with the SEC a post-effective amendment to the Registration

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Statement, or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) In the event of (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the Company’s election to delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith judgment of the Board of Directors of the Company, in the best interest of the Company; or (v) any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Company shall deliver a notice in writing to Pfizer (a “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, Pfizer will refrain from selling any Registrable Securities pursuant to the Registration Statement (a “Suspension”) until Pfizer’s receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used. In the event of any Suspension pursuant to clause (i), (ii) or (iii) above, the Company will use its reasonable best efforts, consistent with the best interests of the Company and its stockholders, to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice to Pfizer. The Company shall not disclose in any Suspension Notice any material non-public information giving rise to such Suspension. No Suspension shall exceed 30 consecutive days and, during any 365-day period, Suspensions shall not exceed an aggregate of 90 days.

(d) Upon the written request of Pfizer in connection with Pfizer’s due diligence requirements, if any, the Company shall make available for inspection by (i) Pfizer and (ii) one firm of accountants or other agents retained by Pfizer (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree

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to hold in strict confidence and shall not make any disclosure (except to Pfizer) or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (A) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the Securities Act, (B) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (C) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other document contemplated hereby. Pfizer agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential.

5.5. Indemnification. For the purpose of this Section 5.5, the term “Registration Statement” shall include any preliminary or final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 5.1 and the term “Rules and Regulations” means the rules and regulations promulgated under the Securities Act.

(a) Indemnification by the Company. The Company agrees to indemnify, defend and hold harmless Pfizer, its officers, directors, agents, partners, members, managers, trustees and employees, and each person, if any, who controls Pfizer (or any of such other persons) within the meaning of the Securities Act, against any losses, claims, damages, liabilities, costs or expenses to which Pfizer or such other person may become subject (including, without limitation, reasonable legal and other costs and expenses of preparing, investigating or defending, or, if approved in accordance with Section 5.6, settling, compromising or paying such losses, claims, damages, liabilities, costs or expenses) (collectively, “Losses”), as incurred, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation insofar as such Losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including the Prospectus, financial statements and schedules, and all other documents filed as a part thereof, as amended at the time of effectiveness of the Registration Statement, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A, or pursuant to Rule 434 of the Rules and Regulations, or the Prospectus, in the form first filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required (the “Prospectus”), or any amendment or supplement thereto or (ii) the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them, in light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or any amendment or supplement of the Registration Statement or the Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of Pfizer expressly for use in the Registration Statement or Prospectus (including without limitation the information set forth in the Registration Questionnaire) or to the extent that such information relates to Pfizer or Pfizer’s proposed method of distribution, (B) the failure of Pfizer to comply with the covenants and agreements contained in Section 3.5 or 5.4 of this Agreement respecting

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resale of Registrable Securities, (C) the inaccuracy of any representations made by Pfizer in this Agreement or (D) any untrue statement or omission of a material fact in any Prospectus that is corrected in any subsequent Prospectus that was delivered to Pfizer before the pertinent sale or sales by Pfizer; provided, that (1) the Company has previously advised Pfizer in writing that the Company does not meet the conditions for use of Rule 172 of the Securities Act and that, as a result thereof, Pfizer is obligated to deliver the Prospectus in connection with any sales under the Registration Statement and (2) that delivery of such subsequent Prospectus would have prevented such Losses from occurring.

(b) Indemnification by Pfizer. Pfizer will indemnify, defend and hold harmless the Company, each of its directors, each of its executive officers, including such officers who sign the Registration Statement, and each person, if any, who controls the Company within the meaning of the Securities Act, against any Losses to which the Company, each of its directors, each of its executive officers, including such officers who sign the Registration Statement, or such controlling person may become subject, as incurred, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation insofar as such Losses arise out of or are based upon (i) any failure on the part of Pfizer to comply with the covenants and agreements contained in Section 3.5 or 5.4 of this Agreement respecting the sale of the Registrable Securities or (ii) any untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement to the Registration Statement or Prospectus, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of Pfizer expressly for use therein (including without limitation the information set forth in the Registration Questionnaire). The amount of any payment by Pfizer under this ARTICLE V in respect of any Losses resulting from or arising out of any indemnification or contribution claim shall in no event exceed the net proceeds to Pfizer as a result of the sale of the Shares pursuant to the Registration Statement.

5.6. Indemnification Procedure.

(a) Promptly after receipt by an indemnified party under this ARTICLE V of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this ARTICLE V, promptly notify the indemnifying party in writing of the claim; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise under the obligations to indemnify contained in this ARTICLE V to the extent it is not prejudiced as a result of such failure.

(b) In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from the indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish to assume the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based on the opinion of counsel reasonably satisfactory to the indemnifying party,

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that there is a conflict of interest between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election to assume the defense of such action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless:

(i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence in Section 5.6(b) above (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel where counsel is reasonably necessary, approved by such indemnifying party (such approval not to be unreasonably withheld) representing all of the indemnified parties who are parties to such action), or

(ii) the indemnifying party shall not have counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party.

The indemnified party shall use reasonable efforts to cooperate with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party that relates to such action or claim. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the indemnified party with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.

(c) Settlement. The indemnifying party shall not be liable for any settlement of any action, claim, suit, investigation, inquiry or proceeding (including, without limitation, any shareholder or derivative action or arbitration proceeding, whether commenced or threatened, with respect to which an indemnified party is entitled to indemnification hereunder (collectively, a “Proceeding”) effected without its written consent, which consent shall not be unreasonably withheld. The indemnifying party shall not, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any Proceeding in respect of which any indemnified party is a party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding.

(d) Contribution. If the indemnification provided for in this ARTICLE V is required by its terms but is unavailable to an indemnified party (by reason of public policy or otherwise), then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to in this Agreement, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions that resulted in such losses, claims,

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damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any losses, claims, damages, liabilities or expenses shall be deemed to include, subject to the limitations set forth in this Section 5.6, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this ARTICLE V was available to such party in accordance with its terms. The provisions set forth in paragraph (a) of this Section 5.6 with respect to the notice of the threat or commencement of any action shall apply if a claim for contribution is to be made under this paragraph (d); provided, however, that no additional notice shall be required with respect to any threat or action for which notice has been given under paragraph (a) for purposes of indemnification.

(e) The parties hereto agree that it would not be just and equitable if contribution pursuant to this ARTICLE V were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this ARTICLE V, Pfizer shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds from the sale of Registrable Securities by Pfizer exceeds the amount of any damages that Pfizer has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No party to this Agreement guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the other party to this Agreement who was not guilty of such fraudulent misrepresentation.

5.7. Termination of Conditions and Obligations. The restrictions imposed by ARTICLE III or ARTICLE V upon the transferability of the Registrable Securities shall cease and terminate as to any particular number of the Registrable Securities upon the termination of the Registration Period with respect to such Registrable Securities.

5.8. Rule 144. At all times prior to the second anniversary of any Closing Date during which there are Registrable Securities outstanding which have not been previously (a) sold to or through a broker or dealer or underwriter in a public distribution, or (b) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(l) thereof, in the case of either clause (a) or clause (b) in such a manner that, upon the consummation of such sale, all transfer restrictions and restrictive legends with respect to such securities are removed upon the consummation of such sale, the Company shall use its reasonable best efforts to:

(i) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Company;

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(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time it is subject to such reporting requirements); and

(iii) furnish to any holder of Registrable Securities promptly after receipt of a written request therefor (A) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act, (B) a copy of the most recent annual or quarterly report of the Company, and (C) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration.

5.9. Registration of Other Securities. Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, the parties hereto acknowledge that (a) the Company has granted registration rights to other security holders and (b) any Registration Statement prepared, filed and made effective under this ARTICLE V may also cover the resale of securities held by such security holders to the extent that the Company has an obligation to register such securities under any of the agreements listed as exhibits to the Company’s 10-K.

5.10. Withdrawal of Registration Statement. After the termination of the Registration Period, the Company shall be entitled to withdraw the Registration Statement, and Pfizer shall have no further right to offer or sell any of the Shares pursuant to the Registration Statement.

ARTICLE VI

MISCELLANEOUS

6.1. Notices. Except as specifically permitted by Section 5.2(g), all notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (a) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (b) if delivered from outside the United States, by International Federal Express or similar carrier or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express or similar carrier, two business days after so mailed and (iv) if delivered by facsimile, upon electric confirmation of receipt if sent during the normal business hours of the recipient and, if not, on the next business day, and shall be delivered as addressed as follows:

if to the Company, to:

P. Kay Wagoner, Ph.D.

Icagen, Inc.

4222 Emperor Blvd., Suite 350

Durham, NC 27703

Tel: (919) 941-5206

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Fax: (919) 941-0813

Email: kwagoner@icagen.com

with a copy to:

Hal J. Leibowitz

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Tel: (617) 526-6461

Fax: (617) 526-5000

Email: hal.leibowitz@wilmerhale.com

if to Pfizer, to:

Pfizer Inc.

235 East 42nd St .

New York, NY 10017

Attn: General Counsel

Tel:

Fax: (858) 678-8275

Email:

with a copy to:

Chris Wiltshire

Pfizer Inc

10646 Science Center Drive (CB10)

San Diego, CA 92121

Tel: (858) 638-6203

Fax: (858) 678-8275

Email: chris.wiltshire@pfizer.com

or at such other address or addresses as may have been furnished to the other party in writing in accordance with this Section 6.1.

6.2. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and Pfizer. Any modification or amendment effected in accordance with this Section 6.2 shall be binding upon the holder of any Shares purchased under this Agreement at the time outstanding, each future holder of such Shares, and the Company.

6.3. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

6.4. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

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6.5. Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (b) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (c) references to a person or entity are also to its successors and assigns; (d) references to an “Article”, “Section” or “Exhibit” refer to an Article of, a Section of, or an Exhibit to, this Agreement; and (e) words importing the masculine gender include the feminine or neuter and, in each case, vice versa.

6.6. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by either party to this Agreement, except for the Company’s obligations pursuant to Sections 5.5 and 5.6 hereof, all representations, warranties, covenants and agreements made by the Company herein shall survive the execution of this Agreement, the delivery to Pfizer of the Shares being purchased and the payment therefor until the date that is 12 months after the First Closing Date (at which time they shall expire and be of no further force or effect).

6.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law.

6.8. Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Either party hereto may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1. Nothing in this Section 6.8, however, shall affect the right of either party to serve legal process in any other manner permitted by law.

6.9. WAIVER OF JURY TRIAL. PFIZER AND THE COMPANY EACH HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PFIZER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

6.10. Entire Agreement. This Agreement and the documents referenced herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than

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those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

6.11. Finders Fees. Neither the Company nor Pfizer nor any affiliate thereof has incurred any obligation that will result in the obligation of the other party to pay any finder’s fee or commission in connection with this transaction.

6.12. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute an original, but both of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder.

6.13. Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement and the rights of Pfizer under this Agreement may not be assigned by Pfizer without the prior written consent of the Company. Notwithstanding the foregoing, Pfizer shall at any time be entitled to assign its rights under this Agreement to an affiliate of Pfizer; provided that Pfizer shall continue to be bound by the terms of this Agreement and shall cause such affiliate to be bound by the terms of this Agreement. Furthermore, Pfizer shall be entitled to assign its rights together with its related obligations under ARTICLE V of this Agreement to a single transferee of its Common Stock in accordance with Section 3.4 and, for the avoidance of doubt, all references to Pfizer in ARTICLE V of this Agreement shall thereafter be deemed to refer to such transferee.

6.14. Expenses. The Company and Pfizer shall each bear its own expenses in connection with the preparation and negotiation of the Agreement.

6.15. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Pfizer and the Company will be entitled to seek specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence.

6.16. Third Party Rights. Except as explicitly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

6.17. No Waiver. It is agreed that a waiver by one party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

6.18. Further Assurances. The parties agree to execute and deliver, at the requesting party’s expense, all such further documents, agreements and instruments and take such other and further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

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6.19. No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

[SIGNATURE PAGES FOLLOW]

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SIGNATURE PAGE TO PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be duly executed as of the date first written above.

ICAGEN, INC.

By:
(signature of authorized representative)
Name:	P. Kay Wagoner, Ph.D.
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AGREEMENT

PFIZER INC

By:
(signature of authorized representative)

Name:

Title:

Address:

Contact Name:

Telephone:

Fax:

Email:

Tax I.D. or SSN:

Address where Shares should be sent (if different from above):

Address:	Kathleen R. O’Connell
Pfizer Inc 235 East 42nd St.
Mail Stop 235/28/08
New York, NY 10017

EXHIBIT A

Form of Opinion of Counsel

EXHIBIT B

SEC Documents

The Company’s Annual Report on Form 10-K originally filed with the SEC on March 6, 2007, as amended on April 27, 2007

The Company’s Current Report on Form 8-K filed with the SEC on April 4, 2007

The Company’s Definitive Proxy Statement filed with the SEC on April 30, 2007

The Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2007

The Company’s Current Report on Form 8-K filed with the SEC on June 22, 2007

The Company’s Current Report on Form 8-K filed with the SEC on July 2, 2007

Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed with the SEC on July 6, 2007

The Company’s Current Report on Form 8-K filed with the SEC on July 24, 2007

The “filed” portions of the Company’s Current Report on Form 8-K filed with the SEC on August 3, 2007

The Company’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2007

EXHIBIT C

Registration Questionnaire

EXHIBIT D

Plan of Distribution